Exhibit 10.1

TRIPLE NET SPACE LEASE

between

MARY AVENUE OFFICE LLC

as

LESSOR

and

BLUE COAT SYSTEMS, INC.,

a Delaware corporation

as

LESSEE

for

PREMISES

at

420 North Mary Avenue

Sunnyvale, California

ARTICLE I

PARTIES

Section 1.01 Parties.

This Lease, dated for reference purposes, and effective as of April 21, 2005, is made by and between MARY AVENUE OFFICE LLC, a California limited liability company (“Lessor”) and BLUE COAT SYSTEMS, INC., a Delaware corporation (“Lessee”).

ARTICLE II

PREMISES

Section 2.01 Demise of Premises.

Lessor hereby leases to Lessee and Lessee leases from Lessor for the Lease Term, at the rental, and upon all of the terms and conditions set forth herein, certain space consisting of an agreed one hundred sixteen thousand five hundred eighty-six (116,586) square foot building (the “Building”) commonly known as 420 North Mary Avenue in Santa Clara, California which is one of three free standing, office and research and development buildings (“Buildings”) on real property situated in the City of Sunnyvale, County of Santa Clara, State of California and commonly known as 410 through 430 North Mary Avenue. The Building, together with the real property described in Exhibit A attached hereto are hereinafter referred to as the “Premises.” Lessor reserves the right to access and use the restrooms and janitor, telephone and electrical closets (as well as the space above any dropped ceilings), and any MPOEs on the Premises for cabling, wiring, pipes and other Building system elements. The rentable square footage of the Premises, Building and other Buildings (the “Rentable Area”) has been determined and certified by Lessor’s architect by a method described as “dripline,” whereby the measurement encompasses the outermost perimeter of the constructed building, including every projection thereof and all area beneath each such projection, whether or not enclosed, with no deduction for any inward deviation of structure and with the measurement being made floor by floor, but beginning from the top of the Building. The Premises, the Buildings and appurtenances described herein, including Common Area (defined below), and all other improvements at 410 through 430 North Mary Avenue together with the land on which the same are located are together designated as the project (“Project”).

Section 2.02 Common Area.

During the Lease Term, Lessee shall have the non-exclusive right to use the Common Area defined herein. Lessor reserves the right to modify the Common Area, including increasing or reducing the size, adding additional buildings, structures or other improvements or changing the use, configuration and elements thereof in its sole discretion and to close or restrict access from time to time for repair, maintenance or construction or to prevent a dedication thereof, provided that Lessee nonetheless (i) shall have reasonable access to parking and the Premises during such activities; and (ii) such modifications, when completed, shall not unreasonably interfere with or restrict Lessee’s possession and use of the Premises. Lessor further reserves the right to establish, repeal and amend from time to time rules and regulations for the use of the Common Area and to grant reciprocal easements or other rights to use the

Common Area to owners of other property provided that no amendment to the rules and regulations shall unreasonably interfere with or restrict Lessee’s use of the Premises or unreasonably and materially increase Lessee’s Share of Operating Expenses and provided further, to the extent of any conflict between an express provision of this Lease (other than the attached Rules and Regulations) and such amended Common Area rules and regulations, this Lease controls. “Common Area” means all portions of the Project other than the Buildings, including landscaping, sidewalks, walkways, driveways, curbs, parking lots (including striping), roadways within the Project, sprinkler systems, lighting, surface water drainage systems and additional or different facilities as Lessor may from time to time designate or install or make available for the use by Lessee in common with others.

Section 2.03 Parking.

Lessee shall have the non-exclusive use of Lessee’s proportionate share (calculated using the same method as Lessee’s Share below) of the parking spaces located within the Common Area, which is currently three and one half (3.5) spaces per one thousand (1,000) square feet of useable space within the Premises; provided, however, that: (i) ten (10) of such parking spaces shall be provided to Lessee on an exclusive basis for the visitors of Lessee at a location in front of the Premises in the approximate locations indicated on Schedule 2 attached hereto and marked in stencil to state “Blue Coat Systems Visitor,” and (ii) that the parking podium, while still considered part of the Common Area, shall be for the exclusive use of Lessee. In the event Lessor elects or is required by any law to limit or control parking at the Premises, whether by validation of parking tickets or any other method of assessment, Lessee agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Lessor. Lessor agrees that Lessee’s access to parking shall not be unreasonably limited beyond any requirement of law by any such rules and regulations. All costs associated with parking shall be an element of Common Area costs payable hereunder in Article VI for reimbursement of repair, replacement and maintenance costs and expenses, and in Article IX for payment or reimbursement of any real property taxes including governmental or public authority charges, fees or impositions of any nature hereafter imposed.

Section 2.04 Furniture.

During the Lease Term and any properly exercised Extension Term Lessor shall also lease to Lessee the furniture described in Schedule 1 attached hereto (collectively, the “Furniture”). Lessee shall not have, or at any time acquire, any right, title or interest in the Furniture (event to the extent that Lessee uses the Allowance (as defined in Section 6.05 below) for modifications to or purchase of additional Furniture to the Premises, except the right to possession and use of the Furniture during the Lease Term. Lessee shall maintain the Furniture in good working order and condition during the Lease Term, at Lessee’s sole expense, ordinary wear and tear excepted. Lessee shall not modify or alter the Furniture, or remove the Furniture without the prior written consent of Lessor and, upon the expiration or earlier termination of this Lease, deliver the Furniture to Lessor in the same condition in which it was received from Lessor on the Commencement Date, reasonable wear and tear excepted. Lessor shall, at Lessor’s sole expense, perform one of the following modifications to the Furniture, at Lessee’s election: (i) increase the height of all 51” high panels to 64 ½” using an add-on privacy screen panel provided by Sidemark with the following specifications: ¼” thick x 14 ½” high with two (2) end posts and center bracket, using 3-form with varia/solo panel material, or (ii) increase the height of seventy-five percent (75%) of the existing 51” panels to 64 ½” by replacing the existing 51” panel with a new 64 ½” panel to match existing finishes. In addition, Lessor shall, at Lessor’s sole expense, replace the perforated panel in the storage wall with a solid panel to match the existing finish. Lessor shall also provide Lessee with an improvement allowance (the “Workstation Allowance”) in an amount of up to Ten Thousand Dollars ($10,000) to be used to reconfigure up to fifteen percent (15%) of the existing workstations. The Workstation Allowance shall be paid to Lessee in one lump sum payment upon Lessee’s delivery of invoices evidencing such expenses, along with lien releases (as relevant) for such work. The Workstation Allowance must be used by Lessee on or before June 30, 2006 or it shall be deemed forfeited by Lessee.

ARTICLE III

TERM

Section 3.01 Lease Term.

(a) Commencement Date.

The term of this Lease (“Lease Term”) shall begin on September 1, 2005 or any earlier date on which Lessee or Lessee’s invitees commences Lessee’s business operations at the Premises (the “Commencement Date”) and expire, unless sooner terminated as provided for herein, on August 31, 2010 (“Expiration Date”). The parties shall execute a “Memorandum of Commencement of Lease Term” on the Commencement Date and shall be substantially in the form attached hereto as Exhibit “B”.

Section 3.02 Option to Extend.

(a) Exercise.

Lessee is given one (1) option to extend the Lease Term (the “Option to Extend”) for one (1) five (5) year period (“Extended Term”) following the date on which the initial Lease Term would otherwise expire, which option may be exercised only by written notice (“Option Notice”) from Lessee to Lessor given not less than twelve (12) months prior to the end of the initial Lease Term (“Option Exercise Date”); provided, however, if any of the Conditions to the Option to Extend are not met on the Option Exercise Date or on any day thereafter on or before the last day of the initial Lease Term, the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Lease Term, if not sooner terminated. As used herein, the term “Conditions to the Option to Extend” shall mean all of the following conditions to the effectiveness of Lessee’s exercise of the Option to Extend: (i) Lessee is not in default under this Lease, (ii) Lessee has not assigned this Lease to any party other then an Affiliate, (iii) Lessee has not sublet more than fifty percent (50%) of the rentable square footage of the Premises to any party other than an Affiliate, (iv) Lessee or any Affiliate thereof is then in physical occupancy of at least fifty percent (50%) of the then-existing rentable square footage of the Premises and (v) Lessee has not been in default beyond any applicable grace and cure periods hereunder during the initial Lease Term on more than three (3) occasions.

(b) Extended Term Rent.

In the event Lessee exercises the Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply to the Extended Term, except that the Base Rent payable by Lessee during the Extended Term shall be equal to ninety-five percent (95%) of Fair Market Rent (defined below), as determined under subparagraph (c) below. “FairMarket Rent” shall mean the effective rate being charged (including periodic adjustments thereto as applicable during the period of the Extended Term), for comparable space in similar buildings in the vicinity, i.e., of a similar age and quality considering any recent renovations or modernization, and floor plate size or, if such comparable space is not available, adjustments shall be made in the determination of Fair Market Rent to reflect the age and quality of the Building and Premises as contrasted to other buildings used for comparison purposes, with similar amenities, taking into consideration: size, location, floor level, leasehold improvements or allowances provided or to be provided, term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, and any other relevant terms or conditions applicable to both new and renewing tenants.

(c) Determination of Fair Market Rent.

(i) Negotiation.

At any time prior to Lessee’s delivery of the Option Notice to Lessor, but in no event earlier than fifteen (15) months prior to the expiration of the initial Lease Term, Lessee may request in writing that Lessor provide Lessee with a written estimate (the “Rent Estimate”) in the form of a range of potential rental rates, of Lessor’s determination of the Fair Market Rent for the Premises for the Extended Term. Lessor shall deliver such Rent Estimate to Lessee within fifteen (15) business days of receipt of Lessee’s request therefor. The parties hereto acknowledge and agree that the Rent Estimate shall not be a binding agreement upon either party as to the Fair Market Rent for the Extended Term or an exercise by Lessee of Lessee’s Option to Extend. Such Rent Estimate is to be provided merely as an accommodation to Lessee in order to assist Lessee in determining whether to exercise Lessee’s Option to Extend hereunder. If Lessee so exercises its Option to Extend in a timely manner, the parties shall then meet in good faith to negotiate the Base Rent for the Premises for the Extended Term, during the first thirty (30) days after the date of the delivery by Lessee of the Option Notice (the “Negotiation Period”). If, during the Negotiation Period, the parties agree on the Base Rent applicable to the Premises for the corresponding Extended Term, then such agreed amount shall be the Base Rent payable by Lessee during such Extended Term.

(ii) Arbitration.

In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within ten (10) business days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing an appraiser to make this determination. Each appraiser designated shall be a member of MAI and shall have at least ten (10) years experience in appraising commercial real property, of similar quality and use as the Premises, in Santa Clara County. The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the Extended Term. Within five (5) business days of their appointment, the two designated appraisers shall jointly designate a third similarly qualified appraiser. Within thirty (30) days after their appointment, each of the two appointed appraisers shall submit to the third appraiser a sealed envelope containing such appointed appraiser’s good faith determination of the Fair Market Rent for the Premises for the Extended Term in accordance with the procedures and guidelines set forth herein; concurrently with such delivery, each such appraiser shall deliver a copy of his or her determination to the other appraiser. The third appraiser shall within ten (10) days following receipt of such submissions, then determine which of the two appraisers’ determinations most closely reflects Fair Market Rent as defined above. The determination most closely reflecting the third appraiser’s determination shall be deemed to be the Fair Market Rent for the Premises during the Extended Term; the third appraiser shall have no rights to adjust, amend or otherwise alter the determinations made by the appraiser selected by the parties, but must select one or the other of such appraisers’ submissions. The determination by such third appraiser shall be final and binding upon the parties. Said third appraiser shall, upon selecting the determination which most closely reflects Fair Market Rent, concurrently notify both parties hereto. The Base Rent for the Extended Term shall be the determination so selected. The parties shall share the appraisal expenses equally. If the Extended Term begins prior to the determination of Fair Market Rent, Lessee shall pay monthly installments of Base Rent equal to one hundred ten percent (110%) of the monthly installment of Base Rent in effect for the last year of the initial Lease Term (in lieu of “holdover rent” payable under Section 17.09(b)). Once a determination is made, any over payment or under payment shall be reimbursed as a credit against, or paid by adding to, the monthly installment of Base Rent next falling due.

Section 3.03 Early Entry.

Notwithstanding anything herein to the contrary, upon the execution of this Lease by Lessor and Lessee, provided that Lessee has delivered to Lessor the Letter of Credit Security, the first month’s Base Rent and certificates evidencing the insurance described in Article VII below, Lessee and Lessee’s invitees may enter the Premises, at Lessee’s sole risk, for the sole purpose of installation of Lessee’s trade fixtures, equipment, telecommunications systems and other equipment thereon. Lessee’s occupancy of the Premises prior to the Commencement Date shall be on all of the terms and conditions of this Lease (including the obligation to pay utilities described in Section 10.01 below), except the obligation to pay Base Rent, Operating Expenses and real property taxes. Lessee and Lessee’s agents, employees, representatives and contractors shall at all times during such period of early entry avoid interfering with Lessor’s ongoing work in substantially completing the improvements to be constructed by Lessor therein.

ARTICLE IV

RENT: TRIPLE NET LEASE

Section 4.01 Base Rent.

Subject to the terms of this Section 4.01 below, Lessee shall pay to Lessor the Base Rent described below, in advance, on the first day of each calendar month of the Lease Term, commencing on September 1, 2005. The Base Rent due hereunder for the ninth month of the Lease Term shall be paid upon execution of this Lease. Base Rent for any period during the Lease Term which is for less than one month shall be a pro rata portion of the monthly installment (based on the actual days in that month). Lessee may (but shall not be required to)

make payment to Lessor by electronic funds transfer or direct deposit account of all amounts required by the terms of this Lease to be paid by Lessee. The monthly Base Rent installments due hereunder shall be as described below. Notwithstanding anything herein to the contrary, provided that Lessee is never in default hereunder beyond any applicable cure period during the first twelve (12) months of the Lease Term so that Lessor properly exercises Lessor’s remedies pursuant to Subsection 12.02 of this Lease, then the Base Rent for the first six (6) months of the Lease Term in the aggregate amount of Five Hundred Seventy-Three Thousand Six Hundred Three and 12/100 Dollars ($573,603.12) (the “Excused Base Rent”) shall be excused and Lessee shall have no obligation whatsoever to pay such Excused Base Rent. However, should Lessee default hereunder beyond any applicable cure period during such twelve (12) month period such that Lessor properly exercises Lessor’s remedies pursuant to Subsection 12.02 of this Lease, then the Excused Base Rent shall no longer be excused and shall become an obligation of Lessee hereunder, and Lessor shall be entitled to seek recovery of the Excused Base Rent as part of the damages to which Lessor is entitled pursuant to the terms of this Lease.

Months	Rental Rate	Sq. Ft.	Monthly	Annually
1-12	$0.82	116,586	$95,600.52	$1,147,206.24
13-18	$0.887	116,586	$103,411.78	$1,240,941.38
19-24	$1.38	116,586	$160,888.68	$1,930,664.16
25-36	$1.43	116,586	$166,717.98	$2,000,615.76
37-48	$1.49	116,586	$173,713.14	$2,084,557.68
49-60	$1.54	116.586	$179,542.44	$2,154,509.28

Section 4.02 Absolute Triple Net Lease.

This Lease is what is commonly called a “Absolute Triple Net Lease,” it being understood that Lessor shall receive the Base Rent set forth in Section 4.01 free and clear of any and all expenses, costs, impositions, taxes, assessments, liens or charges of any nature whatsoever. Lessee shall pay all rent in lawful money of the United States of America to Lessor at the notice address stated herein or to such other persons or at such other places as Lessor may designate in writing on or before the due date specified for same without prior demand, set-off or deduction of any nature whatsoever. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Lessee and that Lessee shall in no event be entitled to any abatement of or reduction in rent payable under this Lease, except as herein expressly provided in Articles VIII and XIII, concerning destruction and condemnation. Any present or future law to the contrary shall not alter this agreement of the parties.

Section 4.03 Additional Rent.

In addition to the Base Rent reserved by Section 4.01, Lessee shall pay, beginning on the Commencement Date and continuing throughout the Lease Term (and notwithstanding the waiver of Base Rent payments as provided in Section 4.01) as Additional Rent (i) 100% as to amounts applicable solely to the Premises and Lessee’s Share (as defined in

Section 4.04(c) below) as to amounts applicable to Building, the Project and the Common Area of all taxes, assessments, fees and other impositions payable by Lessee in accordance with the provisions of Article IX and insurance premiums in accordance with the provisions of Article VII, (ii) Lessee’s Share of Operating Expenses defined below, and (iii) any other charges, costs and expenses whether or not contemplated which may arise under any provision of this Lease during the Lease Term, plus a Management Fee to Lessor equal to three percent (3%) of the Base Rent (the monthly Base Rent for the first six (6) months of the Lease Term is hereby agreed to be Ninety-Five Thousand Six Hundred and 52/100 Dollars ($95,600.52) for the purposes of calculation of the Management Fee during such initial six (6) month period). The Management Fee is due and payable, in advance, with each installment of Base Rent . All of such charges, costs, expenses, Management Fee and all other amounts payable by Lessee hereunder, shall constitute Additional Rent, and upon the failure of Lessee to pay any of such charges, costs or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay Base Rent.

Section 4.04 Operating Expenses.

(a) Definition.

“Operating Expenses” shall mean and include those actual costs or expenses of the Premises, Building or Project described in Articles VI, VII or IX, as well as all actual costs and expenses of every kind and nature paid or incurred by Lessor (whether obligated to do so or undertaken at Lessor’s discretion) in the ownership, operation, maintenance, repair and replacement of the Common Areas. Such cost and expenses shall include, but not be limited to, costs of cleaning; lighting; maintaining, repairing and replacing all Common Area improvements and elements and if a capital item, to be amortized as set forth hereafter (replacing shall be deemed to include but not be limited to the replacement of light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads as well as roof, roof membrane and other Building elements which are the responsibility of Lessor to maintain, repair and replace under this Lease), supplies, tools, equipment and materials used in the operation and maintenance of the Project; snow removal; parking lot striping; removal of trash, rubbish, garbage and other refuse; painting; removal of graffiti; painting of exterior walls; landscaping; providing security to the extent Lessor determines in its sole discretion to do so (including security systems and/or systems designed to safeguard life or property against acts of God and/or criminal and/or negligent acts, and the costs of maintaining of same); personal property taxes; fire protection and fire hydrant charges (including fire protection system signaling devices, now or hereafter required, and the costs of maintaining of same); water and sewer charges; utility charges; license and permit fees necessary to operate and maintain the Project; the initial cost or the reasonable depreciation of equipment used in operating and maintaining the Common Areas which is expensed or amortized, as hereafter provided: respectively by Lessor in its good faith discretion using accounting practices commonly utilized in the commercial real estate industry, consistently applied and rent paid for leasing any such equipment; reasonable cost of on or off site storage space of any and all items used in conjunction with the operation, maintenance and management of the Project, including but not limited to tools, machinery, records, decorations, tables, benches, supplies and meters; the cost of and installation cost of any and all items which are installed for the purpose of reducing Operating Expenses, increasing building or public safety or which may be then required by governmental authority, laws, statutes, ordinances and/or regulations; total compensation and benefits (including premiums for workers’ compensation and other insurance) paid to or on behalf of Lessor’s employees, agents, consultants and contractors, including but not limited to full or part time on-site management or maintenance personnel.

Notwithstanding the above, if Lessee’s Share of the cost of any particular capital expenditure to the Project exceeds Fifteen Thousand Dollars ($15,000), or if Lessee’s Share of the cost of any particular capital expenditure to the Building exceeds Thirty Thousand Dollars ($30,000), then such cost shall be amortized over its useful life, and the amount includible in Operating Expenses shall be limited to the monthly amortized cost thereof. The determination of what constitutes a capital expenditure and the useful life applicable thereto shall be made by Lessor in its good faith discretion using accounting practices commonly utilized in the commercial real estate industry, consistently applied. Notwithstanding the foregoing, capital expenditures shall be limited to the following four (4) events only: those that are (a) reasonably intended to reduce operating costs or energy consumption; (b) required after the date of this Lease under any governmental law or regulations that was not applicable to the Project at the time it was original constructed; (c) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Building, the Common Areas and/or the Project at the same quality levels as prior to the repair or replacement; or (d) for capital items in which the useful life has run out, or which have deteriorated to the extent that Lessor, in Lessor’s reasonable opinion, feels that the repair or replacement of such capital items is necessary.

(b) Payment.

Lessee shall pay Lessee’s Share of Operating Expenses, as Additional Rent, in monthly installments on the first day of each month in an amount set forth in a written estimate by Lessor. Lessor agrees that it will base its estimate on Lessor’s experience in managing the Project and in a reasonable manner. As soon as available following the time period used by Lessor in determining Lessor’s annual Operating Expenses, Lessor shall furnish to Lessee a statement (hereinafter referred to as “Lessor’s Statement”) of the actual amount of Lessee’s Share of such Operating Expenses for such period. Within thirty (30) days thereafter, Lessee shall pay to Lessor, as Additional Rent, or Lessor shall apply as a credit to Additional Rent next falling due (or if the Lease Term has expired or terminated and there remains no money due to Lessor, remit to Lessee), as the case may be, the difference between the estimated amounts paid by Lessee and the actual amount of Lessee’s Share of Operating Expenses for such period as shown by such Statement. Lessee’s Share of Operating Expenses for the ensuing estimation period shall be adjusted upward or downward based upon Lessor’s Statement.

(c) Lessee’s Share.

For purposes hereof, “Lessee’s Share” shall mean (i) as to amounts incurred by Lessor for the sole benefit of Lessee which are billed directly to Lessee, all of such amounts, (ii) as to amounts allocable solely to Building, one hundred percent (100%), and (iii) as to amounts allocable to the Project or Common Area, the Rentable Area of Building divided by the Rentable Area of all Buildings at the Project (irrespective of whether they are rented), in each case measured (at the time in question) on a dripline basis. Subject to being increased or decreased (in an amount Lessor shall, in good faith, determine), upon the increase or reduction in the Rentable Area of the Building and Project, respectively, Lessee’s Share of expenses incurred by

Lessor for the sole benefit of Lessee which are billed directly to Lessee shall be one hundred percent (100%) and Lessee’s Share of Operating Expenses for the Project shall be thirty-three and one third percent (33.3%); provided, however, that during the first eighteen (18) months of the Lease Term, Lessee’s Share of the Operating Expenses incurred solely for the Building shall be sixty-six and two thirds percent (66.66%) and Lessee’s Share of Operating Expenses for the Project shall be twenty-two and twenty-two hundreths percent (22.22%). Rentable Area of Building and of all Buildings at the Project shall not be reduced for vacancies in the ordinary course of business.

(d) Exclusions.

For purposes of this Lease, the term Operating Expenses shall not include (and Lessee shall have no liability for) any of the following: (i) any expenses incurred by Lessor for the sole benefit of Lessee, which expenses are reimbursed by Lessee pursuant to the other terms of this Lease, (ii) any expenses incurred by Lessor for the benefit of all of the other tenants of the Project, but not Lessee, which expenses are in fact reimbursed by all such other tenants, (iii) any payments of interest or principal relating to any debt secured by Building or the Project (except for any amounts due pursuant to Section 9.01(a) hereof), (iv) Lessor’s non-cash depreciation and amortization of the initial construction of any Common Area improvements; provided that nothing herein shall limit Lessor’s ability to collect the cost of other capitalized items pursuant to the terms of this Lease, (v) the cost of relocating any tenants of the Project, (vi) the cost of any item for which Lessor is actually reimbursed by insurance, condemnations, refund or rebate.(vii) any amount paid to any entity related to Lessor which is in excess of the amount which would have been paid in the absence of such relationship, (viii) any expenses for repairs or maintenance to the extent actually recovered under any warranties or guarantees applicable to Building or the Project, (ix) any cost of removing, encapsulating or handling asbestos at the Project, (x) any cost or expense arising from any defaults by Lessor under this Lease or any other lease in the Project, (xi) marketing costs, costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with prospective tenants or other occupants of the Building or Project, (xii) the cost of special services, goods or materials provided to any other Lessee of the Project, and (xiii) Lessor’s general overhead expenses not related to the Project.

Section 4.05 Lessee’s Right to Review Supporting Data.

(a) Exercise of Right by Lessee.

Provided that Lessee is not in default under this Lease and provided further that Lessee strictly complies with the provisions of this Section 4.05, Lessee shall have the right to reasonably review supporting data for any portion of a Lessor’s statement that Lessee claims is incorrect. In order for Lessee to exercise its right under this Section 4.05, Lessee shall, within thirty (30) days after any Lessor’s Statement is sent, deliver a written notice to Lessor specifying the portions of the Lessor’s statement that are claimed to be incorrect, and Lessee shall simultaneously pay to Lessor all amounts due from Lessee to Lessor as specified in the Lessor’s Statement. Except as expressly set forth in subparagraph (c) below, in no event shall Lessee be entitled to withhold, deduct, or offset any monetary obligation of Lessee to Lessor under the Lease including, without limitation, Lessee’s obligation to make all Base Rent payments and all payments for Additional Rent pending the completion of, and regardless of the results of, any review under this Section 4.05. The right to review granted to Lessee under this Section 4.05 may only be exercised once for any Lessor’s Statement, and if Lessee fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Lessee under this Section 4.05 for a particular Lessor’s Statement shall be deemed waived.

(b) Procedures for Review.

Lessee acknowledges that Lessor maintains its books and records for 420 N. Mary and the Project at its offices in San Francisco, and Lessee therefore agrees that any review and audit of the same and supporting data under this Section shall occur at such location. Any review to be conducted by Lessee under this Section shall be at the sole expense of Lessee and shall be conducted by an independent (i.e., no then engaged by Lessee for any other purpose) firm of certified public accountants of national standing on a non-contingency fee basis. Lessee acknowledges and agrees that any supporting data reviewed under this Section shall constitute confidential information of Lessor, which shall not be disclosed to anyone other than the accountants performing the review and the principals of Lessee who receive the results of the review. The disclosure of such information or results of the review to any other person, by Lessee or its agents, whether or not caused by the conduct of Lessee, shall constitute a material breach of this Lease.

(c) Finding of Error.

Any errors disclosed by the review of supporting data under this Section shall be promptly corrected, provided that Lessor shall have the right to cause another review of the supporting data to be made by an independent (i.e., not then engaged by Lessor for any other purposes) firm of certified public accountants of Lessor’s choice. In the event of a disagreement between the two accounting firms, the review that discloses the least amount of deviation from the Lessor’s statement shall be deemed to be correct and its review shall be final and binding on both Lessor and Lessee If the results of the review of supporting data taking into account, if applicable, the results of any additional review caused by Lessor reveal that Lessee has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Lessee’s subsequent installment obligations to pay Lessee’s Share of Additional Rent, or if no Rent is owed, such overpayment shall be promptly refunded to Lessee. In the event that such results show that Lessee has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Lessee to Lessor with the next succeeding installment obligation of Additional Rent or, if the Lease has terminated, in cash within thirty (30) days after the determination of underpayment is delivered to Lessee. Each party shall pay the cost and expense of its chosen accounting firm.

(d) Effect of Lessee’s Default.

In the event that Lessee becomes in default of its obligations under this Lease at any time during the pendency of a review of records under this Section, said right to review shall immediately cease and the matters originally set forth in the Lessor’s statement shall be deemed to be correct.

Section 4.06 Letter of Credit Security.

(a) Deposit of Letter of Credit Security

Lessee shall deposit with Lessor, no later than ten (10) business days after the execution of this Lease, an unconditional, irrevocable letter of credit (“Letter of Credit”) on a form acceptable to Lessor and, if required, Lessor’s lender(s), and in favor of Beneficiary, defined below, in the amount of Three Hundred Sixty-One Thousand Four Hundred Sixteen and 60/100 Dollars ($361,416.60) (the “Letter of Credit Security”). “Beneficiary,” as used herein refers to either: (x) Lessor as beneficiary, or (y) if required by Lessor’s lender(s), Lessor and Lessor’s lender(s) as co-beneficiaries under the Letter of Credit Security. The Letter of Credit Security shall: (i) be issued by a commercial money center bank reasonably satisfactory to Lessor with retail branches in San Francisco, California (the “Issuer”); (ii) be a standby, at-sight, irrevocable letter of credit; (iii) be payable to Beneficiary; (iv) permit multiple, partial draws, (v) provide that any draw on the Letter of Credit Security shall be made upon receipt by the Issuer of a sight draft accompanied by a letter from Lessor stating that Lessor is entitled to draw on the Letter of Credit Security; (vi) provide for automatic annual extensions, without amendment (so-called “evergreen” provision) with a final expiry date no sooner than ninety (90) days after the end of the Lease Term; (vii) provide that is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) International Chamber of Commerce Publication 500; and (viii) be cancelable if, and only if, Issuer delivers to Beneficiary no less than sixty (60) days advance written notice of Issuer’s intent to cancel. Lessee shall pay all costs, expenses, points and/or fees incurred by Lessee in obtaining the Letter of Credit Security.

(b) Lessor’s Right to Draw on Letter of Credit Security

The Letter of Credit Security shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions this Lease applicable to Lessee. Lessor shall have the immediate right to draw upon the Letter of Credit Security, in whole or in part and without prior notice to Lessee, other than as required under this Lease, at any time and from time to time: (i) if a default occurs under this Lease (beyond any applicable notice and cure period), or (ii) Lessee either files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Lessee by an entity or entities other than Lessor, under 11 U.S.C. §101 et seq., or Lessee executes an assignment for the benefit of creditors. No condition or term of this Lease shall be deemed to render the Letter of Credit Security conditional, thereby justifying the Issuer of the Letter of Credit Security in failing to honor a drawing upon such Letter of Credit Security in a timely manner. The Letter of Credit Security and its proceeds shall constitute Lessor’s sole and separate property (and not Lessee’s property or, in the event of a bankruptcy filing by or against Lessee, property of Lessee’s bankruptcy estate) and Lessor shall immediately upon any draw (and without notice to Lessee) apply or offset the proceeds of the Letter of Credit Security against: (i) any amounts payable by Lessee under the Lease that are not paid when due, after the expiration of any applicable notice and cure period; (ii) subject to the limitations of Section 7.07(d) below, all losses and damages that Lessor has suffered or may reasonably estimate that it may suffer as a result of any default by Lessee under this Lease, including any damages arising under Section 1951.2 of the California Civil Code for rent due following termination of this Lease; (iii) any costs incurred by Lessor in connection with a default by Lessee under this Lease (including attorney’s fees); and (iv)subject to the limitations of Section 7.07(d) below, any other amount that Lessor may spend or become obligated to spend by reason of Lessee’s default under this Lease but in no event in excess of amounts to which the Lessor would be entitled under the law. If any portion of the Letter of Credit Security is so drawn upon or applied, Lessee shall, within five (5) business days after written demand therefor, deposit cash with Issuer in an amount sufficient to restore the Letter of Credit Security to its original amount; Lessee’s failure to do so shall be a Default by Lessee. It is expressly understood that Lessor shall be relying on Issuer rather than Lessee for the timely payment of proceeds under the Letter of Credit Security and the rights of Lessor pursuant to this Section are in addition to any rights which Lessor may have against Lessee pursuant to Article XII below. Lessor shall not be required to keep the proceeds from the Letter of Credit Security separate from Lessor’s general funds or be deemed a trustee of same. Lessee hereby waives any and all rights Lessee may now or hereinafter acquire pursuant to California Civil Code Section 1950.7, except with respect to Lessee’s priority rights to the security deposit as it relates to Lessor’s creditors or trustee in bankruptcy.

(c) Replacement Letter of Credit Security

If, for any reason whatsoever, the Letter of Credit Security becomes subject to cancellation or expiration during the Lease Term, within thirty (30) days prior to expiration of the Letter of Credit Security, Lessee shall cause the Issuer or another bank satisfying the conditions of Section 4.06(a) above to issue and deliver to Lessor a Letter of Credit Security to replace the expiring Letter of Credit Security (the “Replacement Letter of Credit Security”). The Replacement Letter of Credit Security shall be in the same amount as the original Letter of Credit Security and shall be on the terms and conditions set forth in items (i) through (viii) of Section 4.05(a) above. Failure of Lessee to cause the Replacement Letter of Credit Security to be issued thirty (30) days prior to the then pending expiration or cancellation shall entitle Lessor to fully draw down on the existing Letter of Credit Security and, at Lessor’s election, shall be an event of default under this Lease without any relevant notice and cure period.

(d) Transfer of Beneficiary

During the Lease Term Lessor may transfer its interest in the Lease or Lessor’s lender may change. Lessor may request a change to Beneficiary under the Letter of Credit Security to the successor of Lessor and/or Lessor’s lender (the “Transferee”). Lessor and Lessee agree to cooperate in causing Issuer, at Lessor’s cost, to timely issue a new Letter of Credit Security on the same terms and conditions as the original Letter of Credit Security, except that the new Letter of Credit Security shall be payable to the Transferee. Lessor shall surrender the existing Letter of Credit Security to Lessee simultaneously with Lessee’s delivery of the new Letter of Credit Security to Transferee.

(e) Return of the Letter of Credit Security

If Lessee fully and faithfully performs every provision of this Lease to be performed by it, the Letter of Credit Security or any balance thereof shall be returned (without interest) to Lessee (or, at Lessee’s option, to the last assignee of Lessee’s interests hereunder) within thirty (30) days after the expiration or earlier termination of the Lease and after Lessee has vacated the Premises and surrendered possession; provided that if prior to the Lease

Expiration Date a voluntary bankruptcy provision is filed by Lessee, or an involuntary bankruptcy is filed against Lessee by any of Lessee’s creditors other than Lessor, under 11 U.S.C. § 101 et seq., or Lessee executes an assignment for the benefit of creditors, then Lessor shall not be obligated to return the Letter of Credit Security or any proceeds of the Letter of Credit Security until all statutes of limitations for any preference avoidance statutes applicable to such bankruptcy or assignment for the benefit of creditors have elapsed or the bankruptcy court or assignee, whichever is applicable, has executed a binding release releasing Lessor of any and all liability for the preferential transfers relating to payments made under this Lease, and Lessor may retain and offset against any remaining Letter of Credit Security proceeds the full amount Lessor is required to pay to any third party on account of preferential transfers relating to this Lease. Lessor agrees it will cooperate in providing Issuer with a letter of cancellation or such other reasonable documentation as Issuer requests to effect the return and extinguishment of the credit issued under the Letter of Credit Security.

(f) Acknowledgment of Parties

So long as the Letter of Credit Security is not reduced to cash in excess of the damage and held by Lessor, Lessor and Lessee (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit Security or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit Security (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Lessee hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a Lessor must refund a security deposit under a lease, and/or (ii) provide that a Lessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a Lessee or to clean the premises, it being agreed that, subject to the limitations of Section 7.07(d) below, Lessor may, in addition, claim those sums specified in this Section 4.05 and/or those sums reasonably necessary to compensate Lessor for any loss or damage caused by Lessee’s breach of this Lease, including any damages Lessor suffers following termination of this Lease.

ARTICLE V

USE

Section 5.01 Permitted Use and Limitations on Use.

The Premises shall be used and occupied only for the following purposes: general office, research and development, software or hardware laboratory purposes and sales and for no other use, without Lessor’s prior written consent which shall not be unreasonably withheld, conditioned or delayed so long as such use is lawful and does not conflict with any other provision of this Lease including without limitation the restrictions set forth in the following provisions of this Section. Lessee shall not use, suffer or permit the use of the Premises in any manner that will tend to constitute waste, nuisance or unlawful acts provided, that biological and chemical and other waste generated and disposed of in the ordinary course of business for the permitted uses in full and timely compliance with all applicable laws shall not be deemed a violation of this Section 5.01. In no event shall it be unreasonable for Lessor to withhold its consent as to uses other than those expressly permitted above which it determines would tend to increase materially the wear of the Premises or any part thereof or increase the potential liability of Lessor or decrease the marketability, financability, leasability or value of the Premises or Project. Lessee shall not do anything in or about the Premises which will (i) cause structural injury to the Building or Premises, or (ii) cause damage to any part of the Building or Premises except to the extent reasonably necessary for the installation of Lessee’s trade fixtures and Lessee’s Alterations, and then only in a manner and to the extent consistent with this Lease. Lessee shall not operate any equipment within the Building or Premises which will (a) materially damage the Building or the Common Area, (b) overload existing electrical systems or other mechanical equipment servicing the Building, (c) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Building, (d) damage, overload or corrode the sanitary sewer system, or (e) damage the Common Area or any other part of the Project. Lessee shall not attach, hang or suspend anything from the ceiling, roof, walls (other than artwork and standard wall hangings that are hung on the interior walls of the Premises and do not affect the structural components of the building) or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Lessee’s use of the Premises shall be contained and disposed so that they do not (1) create an unreasonable fire or health hazard, (2) damage the Premises, or (3) result in the violation of any law. Except as approved by Lessor, Lessee shall not change the exterior of the Building, or the outside area of the Premises, or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building. Lessee shall not conduct on any portion of the Premises any sale of any kind (but nothing herein is meant to prohibit sales and marketing activities of Lessee’s products and services in the normal course of business consistent with the permitted uses), including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale, and any such sale shall be an immediate event of default hereunder without the benefit of a notice and cure period from Lessor, notwithstanding anything to the contrary in this Lease. No materials, supplies, tanks or containers, equipment, finished products or semifinished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain within the outside areas of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Lessor for such use by Lessee and for which Lessee has obtained all appropriate permits from governmental agencies having jurisdiction over such articles.

Section 5.02 Compliance with Law.

(a) Lessor shall deliver the Premises to Lessee on the Commencement Date (without regard to the use for which Lessee will use the Premises) free of violations of Title III of the Americans with Disabilities Act of 1990, as such Act existed as of the date the Premises were built.

(b) Except as provided in paragraph 5.02(a), Lessee shall, at Lessee’s cost and expense, comply promptly with all statutes, ordinances, codes, rules, regulations, orders, covenants and restrictions of record, and requirements applicable to the Premises and Lessee’s particular use and occupancy of same in effect during any part of the Lease Term, whether the same are presently foreseeable or not, and without regard to the cost or expense of compliance provided that any Alteration(s) required for compliance shall be subject to the provisions of this Lease.

(c) By executing this Lease, Lessee acknowledges that it has reviewed and satisfied itself as to its compliance, or intended compliance with the applicable zoning and permit laws, hazardous materials and waste requirements, and all other statutes, laws, or ordinances relevant to the uses stated in Section 5.01, above.

Section 5.03 Condition of Premises at Commencement Date.

Lessor shall deliver the Premises to Lessee on the Commencement Date with the Building roof and the base building plumbing, lighting, heating, ventilating, air conditioning (excluding the Liebert units on the first and second floors), gas, electrical (excluding the two UPS units located on the first floor), and sprinkler systems (but not any supplemental portions thereof added to such base building systems and surrendered by any previous tenants of the Building) in good operating condition, subject to any damage thereto caused by Lessee while at the Premises prior to the Commencement Date. Additionally, on or before the Commencement Date, Lessor shall, at Lessor’s expense, (i) raise the existing separating wall height in the cubes to sixty-six inches, replace the perforated panel between the cubes with a solid panel, and shall add on an additional work surface (24 inches or 36 inches) in the cubes pursuant to mutually agreed upon specifications, (ii) shall be responsible for a one-time reconfiguration of up to fifteen percent (15%) of the existing cubicles in the Premises, provided that Lessor shall not be obligated to spend more than Ten Thousand Dollars ($10,000) in connection with such reconfiguration. Further, the obligations of Lessor hereunder shall not apply to the extent that Lessee’s actions on the Premises shall result in the termination or invalidity of any warranty that Lessor has received from a third party in connection with those building systems. Subject only to the foregoing sentence, Section 5.02(a) above and Sections 5.04 and 6.01(b) below, and having made such inspection of the Premises, Furniture, Building and Project as it deemed prudent and appropriate (including, without limitation, testing for the presence of mold), Lessee hereby accepts the Premises and Furniture in their condition existing as of the Commencement Date, “AS-IS” and “WITH ALL FAULTS” subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Except as otherwise expressly provided in Section 5.02(a) and Section 5.03 above as to the condition of the Premises on the Commencement Date, Lessee acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty as to the present or future suitability of the Premises or Furniture for the conduct of Lessee’s business.

Section 5.04 Defective Condition at Commencement Date.

In the event that Lessee determines, and Lessee notifies Lessor in writing within six (6) months after the Commencement Date, that any of the obligations of Lessor set forth in Section 5.02(a) or Section 5.03 were not performed, and such failure is not due to Alterations to the Premises made by Lessee or Lessee’s activities at the Premises, then it shall be the obligation of Lessor (and together with its rights under Section 12.03 the sole right and remedy of Lessee), after receipt of written notice from Lessee setting forth with specificity the nature of the failed performance, to promptly, within a reasonable time and at Lessor’s sole cost, correct same. Except as to certain defects which remain Lessor’s responsibility under Section 6.01(b) Lessee’s failure to give such written notice to Lessor within six (6) months after the Commencement Date shall constitute a conclusive presumption that Lessor has complied with all of Lessor’s obligations under the foregoing Section 5.02(a) and Section 5.03, and any required correction after that date shall be performed by Lessee, at its sole cost and expense.

Section 5.05 Building Security.

Lessee acknowledges and agrees that it assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees, contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense. Lessor shall have absolutely no liability whatsoever with respect to the security of Lessee’s agents, employees or invitees or their respective personal property at the Project. Lessee acknowledges and agrees that Lessor does not intend to provide any security system or security personnel at the Premises or Project, including, without limitation, at the Common Area, provided, however, that nothing herein shall be deemed to prevent Lessor from providing such system or personnel in the future, the cost of which will be included in those items for which Lessee pays additional rent. Lessee may, at Lessee’s sole expense and at Lessee’s sole risk, connect its own building security system to any existing security system built into the Building by Lessor; provided, however, that: (i) no such activities by Lessee shall be permitted if the effect would be to terminate or lessen any warranties that Lessor has received on such security system, and (ii) Lessor shall have absolutely no liability whatsoever to Lessee, nor shall Lessee be entitled to any reduction in the Base Rent due hereunder, due to any failure, defect of such security system or failure of such systems to prevent theft, loss or injury.

Section 5.06 Rules and Regulations.

Lessor may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable for the care and orderly management of the Premises, the Project and/or its Common Area. Such rules and regulations shall be binding upon Lessee upon delivery of a copy thereof to Lessee, and Lessee agrees to abide by such rules and regulations. A copy of the initial Rules and Regulations is attached hereto as Exhibit ”D.” If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Lessor shall not be responsible for the violation of any such rules and regulations by any person, including, without limitation, Lessee or its employees, agents, invitees, licensees, guests, visitors or contractors.

ARTICLE VI

MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01 Maintenance of Premises and Building.

(a) Throughout the Lease Term, Lessee, at its sole cost and expense, shall keep, maintain, repair and replace the Premises and every part thereof (except as provided in 6.01(b) and also except for uninsured maintenance, repairs or replacement costs caused solely by an act of negligence or intentional misconduct by Lessor during the Lease Term) and all improvements and appurtenances in the Premises, including, without limitation, all interior walls, all doors and windows, all wall surfaces and floor coverings, the Furniture and Alterations, additions and improvements installed by or on behalf of Lessee during the Lease Term, all sewer, plumbing, electrical, lighting, heating, ventilation and cooling systems and fixtures, fire sprinklers, fire safety and security systems and fixtures and all wiring and glazing, in the same good order, condition and repair as they are in on the Commencement Date, or may be improved during the Lease Term, reasonable wear excepted, provided that wear which could be prevented by first class maintenance shall not be deemed reasonable.

(b) Lessor, at its sole cost and expense, (and in addition to its obligations set forth in Section 5.04) shall repair defects in the exterior walls (including all exterior glass which is damaged by structural defects in such exterior walls), supporting pillars, structural walls, roof structure and foundations of the Building and sewer and plumbing systems outside the Building. Notwithstanding the foregoing, if the need for such repair is caused by Lessee, Lessor shall, at Lessee’s sole cost and expense, repair same. Lessor, subject to recovering the cost and expense of same as an Operating Expense (except for damage, other than normal wear and tear, caused by Lessee or its employees, agents, contractors, invitees or visitors, the cost and expense of which shall be paid by Lessee within thirty (30) days after presentation of Lessor’s bill for same), shall maintain and repair the roof membrane of the Building; provided, however, that Lessor’s obligation under this Section 6.01(b) in any instance where the damage, other than normal wear and tear, was caused by Lessor or its employees, agents or contractors and is not covered by insurance maintained by Lessee or which Lessee is required to maintain hereunder shall not be recovered by Lessor from Lessee as Operating Expenses or in any other manner. Lessee shall give Lessor written notice of any needed repairs which are the obligation of Lessor hereunder. It shall then be the obligation of Lessor, after receipt of such notice, to perform the same within ten (10) business days after such notice; provided, however, that if the nature of the repairs is such that more than ten (10) business days are reasonably required for performance, then Lessor shall not be deemed to be in default hereunder if Lessor commences such repairs within said ten (10) business day period and thereafter diligently completes them and provided further, that for purposes of this sentence “commences” includes any steps taken by Lessor to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repair. Should Lessor default as provided in Section 12.03 with respect to its obligation to make any of the repairs assumed by it hereunder with respect to the Premises or Building, Lessee shall have the right to perform such repairs and Lessor agrees that within thirty (30) days after written demand accompanied by detailed invoice(s), it shall pay to Lessee the cost of any such repairs together with accrued interest from the date of Lessee’s payment at the Agreed Rate. Lessor shall not be liable to Lessee for any damage to person or property as a result of any failure to timely perform any of its obligations with respect to the repair, maintenance or replacement of the Premises, Buildings or Project or any part thereof, and Lessee’s sole right and remedy (together with its rights under Section 12.03 below) shall be the performance of said repairs by Lessee with right of reimbursement from Lessor of the reasonable fair market cost of said repairs, not exceeding the out-of-pocket sums actually expended by Lessee, together with accrued interest from the date of Lessee’s payment at the Agreed Rate, provided that nothing herein shall be deemed to create a right of setoff or withholding by Lessee of Base Rent or Additional Rent or any other amounts due herein. Lessee hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect to make repairs and offset the cost of same against rent or to withhold or delay any payment of rent or any other of its obligations hereunder as a result of any default by Lessor under this Section 6.01(b).

(c) Lessee agrees to keep the Premises, both inside and out, clean and in sanitary condition as required by the health, sanitary and police ordinances and regulations of any political subdivision having jurisdiction and to remove all trash and debris which may be found in or around the Premises. Lessee further agrees to keep the interior surfaces of the Premises, including, without limitation, windows, floors, walls, doors, showcases and fixtures clean and neat in appearance.

(d) If Lessee refuses or neglects to commence such repairs and/or maintenance for which Lessee is responsible under this Article VI within a ten (10) day period (or as soon as practical and in no event later than five (5) days, if the failure to initiate the repair threatens to cause further damage to the Premises) after written notice from Lessor and thereafter diligently prosecute the same to completion, then Lessor may (i) enter the Premises (except in an emergency, upon at least 24 hours advance written notice) during Lessor’s business hours and cause such repairs and/or maintenance to be made and shall not be responsible to Lessee for any loss or damage occasioned thereby other than physical damage to the Premises caused by the negligence of Lessor which damage Lessor shall repair at its sole cost as Lessor’s sole obligation and Lessee’s sole right and remedy with respect to such damages, and Lessee agrees that upon demand, it shall pay to Lessor the reasonable cost of any such repairs, not exceeding the amount of out-of-pocket expenses actually expended by Lessor, together with accrued interest from the date of Lessor’s payment at the Agreed Rate, and (ii) if Lessor becomes entitled to enter the Premises as aforesaid more than once in any twelve (12) calendar months or more than twice during the Lease Term, elect to enter into a maintenance contract at a market rate for first-rate maintenance with a third party for the performance of all or a part of Lessee’s maintenance obligations, whereupon, Lessee shall be relieved from its obligations to perform only those maintenance obligations covered by such maintenance contract, and Lessee shall bear the entire cost of such maintenance contract which shall be paid in advance, as Additional Rent, on a monthly basis with Lessee’s Base Rent payments.

Section 6.02 Maintenance of Common Areas.

Lessor shall maintain, repair and replace all landscape, hardscape and other improvements within the Common Area and shall operate and manage the Common Area features and facilities described in Section 2.02 including, without limitation, all landscape, hardscape and other improvements within the outside areas of Building and the other Buildings located within the Project, including without limitation, landscaping, curbs, walkways, driveways, roadways, parking areas and lighting, sprinkler, drainage, sewer, plumbing systems. Notwithstanding the foregoing, any damage thereto, except for normal wear, caused by Lessee or its employees, agents, contractors, invitees or visitors which shall be repaired by Lessor and the cost thereof shall be paid by Lessee within thirty (30) days after presentation of Lessor’s bill for same. The cost and expense of Lessor’s obligations hereunder shall be Operating Expenses as to which Lessee shall pay Lessee’s Share pursuant to Section 4.04; provided, however, that Lessor’s obligation under this Section 6.02(b) in any instance where the damage, other than normal wear and tear, was caused by Lessor or its employees, agents or contractors shall not be recovered by Lessor from Lessee as Operating Expense or in any other manner.

Section 6.03 Alterations, Additions and Improvements.

No alterations, additions, or improvements (“Alterations”) shall be made to the Premises by Lessee without the prior written consent of Lessors which Lessor will not unreasonably withhold, condition or delay, provided, however, that Lessee may make Alterations (including removal and rearrangement of the prior Alterations) which do not affect the Building systems, exterior appearance, structural components or structural integrity, which do not require a building permit and which do not exceed collectively One Hundred Twenty Thousand Dollars ($120,000) in cost within any twelve (12) month period, without Lessor’s prior written consent. As a condition to Lessor’s obligation to consider any request for consent hereunder, Lessee shall pay Lessor upon demand for the reasonable out-of-pocket costs and expenses of consultants, engineers, architects and others for reviewing plans and specifications and for monitoring the construction of any proposed Alterations. Lessor may require Lessee to remove any such Alterations at the expiration or sooner termination of the Lease Term and to restore the Premises to their prior condition pursuant to the terms of Section 17.09 hereof; provided, however, that if requested in writing by Lessee to do so at the time consent for such Alteration is requested, Lessor shall inform Lessee at the time Lessor consents to such Alteration whether such Alteration must be removed from the Premises upon the expiration or earlier termination of this Lease. All Alterations to be made to the Premises shall be made under the supervision of a competent, California licensed architect and/or competent California licensed structural engineer (each of whom has been approved by Lessor) and shall be made in accordance with plans and specifications which have been furnished to and approved by Lessor in writing prior to commencement of work. All Alterations shall be designed, constructed and installed at the sole cost and expense of Lessee by California licensed architects, engineers, and contractors approved by Lessor, in compliance with all applicable law, and in good and workmanlike manner, and shall have been approved in writing by the City of Sunnyvale and any other applicable governmental agencies. Such approvals shall not be unreasonably withheld, conditioned or delayed by Lessor. Subject to Lessor’s right to have Lessee retain ownership and remove same, any Alteration, including, without limitation, all lighting, electrical, heating, ventilation, air conditioning and full height partitioning, drapery and carpeting installations made by Lessee, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures and shall become the property of Lessor at the expiration or sooner termination of the Lease. For those Alterations which do not require Lessor’s consent, to the extent specifically requested of Lessor in writing by Lessee at the time such Alteration is made, Lessor shall by written notice to Lessee advise Lessee whether Lessee is required to remove such Alterations upon the expiration or earlier termination of this Lease. Lessee shall retain title to all furniture and trade fixtures placed on the Premises. Within thirty (30) days after completion of any Alteration, Lessee shall provide Lessor with a complete set of “as built” plans for same.

Section 6.04 Covenant Against Liens.

Lessee shall not allow any liens arising from any act or omission of Lessee to exist, attach to, be placed on, or encumber Lessor’s or Lessee’s interest in the Premises, Building or Project, or any portion of either, by operation of law or otherwise. Lessee shall not suffer or permit any lien of mechanics, material suppliers, or others to be placed against the Premises, Building or Project, or any portion of either, with respect to work or services performed or claimed to have been performed for Lessee or materials furnished or claimed to have been furnished to Lessee or the Premises. Lessor has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens. At least ten (10) days before beginning construction of any Alteration, Lessee shall give Lessor written notice of the expected commencement date of that construction to permit Lessor to post and record a notice of nonresponsibility. If any such lien attaches or Lessee received notice of any such lien, Lessee shall cause the lien to be immediately released and removed of record. Despite any other provision of this Lease, if the lien is not released and removed within twenty (20) days after Lessor delivers notice of the lien to Lessee, Lessor may immediately take all action necessary to release and remove the lien, without any duty to investigate the validity of it. All expenses (including reasonable attorney fees and the cost of any bond) incurred by Lessor in connection with a lien incurred by Lessee or its removal shall be considered Additional Rent under this Lease and be immediately due and payable by Lessee. Notwithstanding the foregoing, If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Premises, Building and Project against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to one hundred fifty percent (150%) of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in or is made a party to any such action, Lessee shall reimburse Lessor’s attorneys’ fees and costs within thirty (30) days after demand.

Section 6.05 Lessee Improvements.

Upon execution of this Lease, Lessor and Lessee shall also execute a Work Letter for Lessee Improvements in the form of the agreement attached hereto as Exhibit E (the “Work Letter”). Lessee shall install certain Lessee improvements in the Premises pursuant to the terms of the Work Letter.

ARTICLE VII

INSURANCE

Section 7.01 Property/Rental Insurance for Premises.

At all times during the Lease Term, Lessor shall keep the Premises, Building and Project insured against loss or damage by fire and those risks normally included in the term “all risk,” extended coverage, fire and casualty insurance, including, without limitation, coverage for

(i) earthquake and earthquake sprinkler leakage, (ii) flood, (iii) loss of rents and extra expense for eighteen (18) months, including scheduled rent increases, (iv) boiler and machinery, and (v) fire damage legal liability form, including waiver of subrogation. Lessee shall pay Lessee’s Share of any deductibles; provided, however, that in no event shall Lessee’s Share of any deductible exceed Five Hundred Thousand Dollars ($500,000). The amount of such insurance shall not be less than 100% of replacement cost. Insurance shall include a Building Ordinance and Increased Cost of Construction Endorsement insuring the increased cost of reconstructing the Premises incurred due to the need to comply with applicable statutes, ordinances and requirements of all municipal, state and federal authorities now in force, which or may be in force hereafter. Any recovery received from said insurance policy shall be paid to Lessor and thereafter applied by Lessor to the reconstruction of the Premises in accordance with the provisions of Article VIII below. Lessee, as part of the Operating Expenses, shall reimburse Lessor for Lessee’s Share of the estimated cost of the premiums for all such insurance on a monthly basis in accordance with Article IV; provided, however, that at Lessor’s election, such reimbursement and shall be made on a lump sum basis instead, within thirty (30) days of Lessee’s receipt of a copy of Lessor’s statement therefor.

Section 7.02 Property Insurance for Fixtures and Inventory.

At all times during the Lease Term, Lessee shall, at its sole expense, maintain fire and property insurance: (i) with “all risk” coverage on any trade fixtures, furnishings, merchandise, equipment, artwork or other personal property and on the Furniture, and (ii) with “all risk” coverage, which includes the same coverage as required of Lessor in Section 7.01 above, on all Alterations, whether or not presented to Lessor for its consent in or on the Premises, whether in place as of the date hereof or installed hereafter. Notwithstanding the foregoing, if Lessee, in its sole discretion determined that it cannot maintain earthquake and earthquake sprinkler leakage insurance coverage, or flood coverage, at commercially reasonable premiums, then Lessee can instead request that Lessor carry such earthquake and/or flood insurance coverage on Lessee’s behalf, and the cost of such additional coverage shall be reimbursed by Lessee to Lessor within thirty (30) days of the date of invoice therefor by Lessor. In connection therewith, Lessee acknowledges and agrees that Lessor shall have no obligation to maintain any such earthquake and/or flood insurance coverage on any Alterations made to the Premises by Lessee unless Lessee informs Lessor of such Alterations in writing, which notice shall include a description of the Alteration and the replacement value thereof, and if Lessee fails to provide Lessor with written notice of such Alterations, then Lessee shall be deemed to have self-insured any such Alteration, and shall be responsible, at Lessee’s sole expense, for the replacement of such Alteration in accordance with the terms of this Lease. Further, to the extent that Lessor provides such earthquake and/or flood insurance hereunder, then Lessor’s sole obligations in the event of such a casualty shall be to deliver any proceeds of such a policy to Lessee in order for Lessee to perform Lessee’s rebuilding or replacement obligations hereunder. The amount of such insurance shall not be less than one hundred percent (100%) of the replacement cost thereof with commercially reasonable deductibles, and, except as provided for herein, Lessor shall not have any responsibility nor pay any cost for maintaining any types of such insurance. Lessee shall pay all deductibles, subject to the terms of Section 7.01 above.

Section 7.03 Lessor’s Liability Insurance.

During the Lease Term, Lessor shall maintain a policy or policies of commercial general liability insurance naming Lessor (and such others as designated by Lessor) against claims and liability for bodily injury, personal injury and property damage on our about the Premises and Project, with combined single limit coverage in an amount determined by Lessor in its sole discretion; provided that if such policy is a blanket policy that covers properties (other than the Project) owned by Lessor, only that portion allocable to the Project shall be payable hereunder. Lessee, in addition to the rent and other charges provided herein, agrees to pay Lessee’s Share of the premiums for all such insurance in accordance with Article IV.

Section 7.04 Liability Insurance Carried by Lessee.

At all times during the Lease Term (and any holdover period) Lessee shall obtain and keep in force a commercial general liability policy of insurance protecting Lessee, Lessor and any lender(s) whose names are provided to Lessee as additional insureds against claims and liability for bodily injury, personal injury and property damage based upon involving or arising out of ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing a single limit coverage in amount of not less than Ten Million Dollars ($10,000,000) per occurrence. Such insurance shall include coverage for additional lessors or Premises and coverage for “amendment of the pollution exclusion” to provide coverage for damage caused by heat, smoke, fumes from a hostile fire. The limits of said insurance required by this Lease as carried by Lessee shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance to be carried by the Lessee shall be primary to and not contributory with, any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

Section 7.05 Proof of Insurance.

Lessee shall furnish to Lessor prior to the Commencement Date, and at least fifteen (15) days prior to the expiration date of any policy, certificates indicating that the property insurance and liability insurance required to be maintained by Lessee is in full force and effect for the twelve (12) month period following such expiration date; that Lessor has been named as an additional insured to the extent of contractual liability assumed in Section 7.07 “indemnification” and Section 7.08 “Lessor as Party Defendant”; and that all such policies will not be canceled unless thirty (30) days’ prior written notice of the proposed cancellation has been given to Lessor. The insurance shall be with insurers approved by Lessor, provided, however, that such approval shall not be unreasonably withheld so long as Lessee’s insurance carrier has a Best’s Insurance Guide rating not less than A- VIII and is licensed to do business in California. Lessor shall furnish to Lessee reasonable evidence of its insurance coverage required hereunder within fifteen (15) business days after demand made not more than once in any calendar year.

Section 7.06 Mutual Waiver of Claims and Subrogation Rights.

Lessor and Lessee hereby release and relieve the other, and waive their entire claim of recovery for loss or damage to property arising out of or incident to fire, lightning, and the other perils included in a standard “all risk” insurance policy of a type described in

Sections 7.01 and 7.02 above, when such property constitutes the Premises, or is in, on or about the Premises, whether or not such loss or damage is due to the negligence of Lessor or Lessee, or their respective agents, employees, guests, licensees, invitees, or contractors. Lessee and Lessor waive all rights of subrogation against each other on behalf of, and shall obtain a waiver of all subrogation rights from, all property insurers referenced above.

Section 7.07 Indemnification and Exculpation.

(a) Except as otherwise provided in Section 7.07(b), Lessee shall indemnify and hold Lessor free and harmless from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorney fees, expert witness fees and costs, arising by reason of the death or injury of any person, including any person who is an employee, agent, invitee, licensee, permitee, visitor, guest or contractor of Lessee, or by reason of damage to or destruction of any property, including property owned by Lessee or by any person who is an employee, agent, invitee, permitee, visitor, or contractor of Lessee, caused or allegedly caused (1) while that person or property is in or about the Premises; (2) by some condition of the Premises; (3) by some act or omission by Lessee or its agent, employee, licensee, invitee, guest, visitor or contractor or any person in, adjacent, on, or about the Premises with the permission, consent or sufferance of Lessee; (4) by any matter connected to or arising out of Lessee’s occupation and use of the Premises; or (5) by any breach or default in timely observance or performance of any obligation on Lessee’s part to be observed or performed under this Lease.

(b) Notwithstanding the provisions of Section 7.07(a) of this Lease, Lessee’s duty to indemnify and hold Lessor harmless shall not apply to any liability, claims, loss or damages arising from Lessor’s negligence or willful act of misconduct and Lessor shall indemnify and hold Lessee harmless from any and all liability claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorney fees, expert witness fees and costs, arising by reason of the death or injury of any person, including any person who is an employee, agent, invitee, licensee, permitee, visitor, guest or contractor of Lessee, or by reason of damage to or destruction of any property, including property owned by Lessor or by any person who is an employee, agent, invitee, permitee, visitor, or contractor of Lessor, caused or allegedly caused by Lessor’s willful act of misconduct.

(c) Lessee hereby waives all claims against Lessor for damages to goods, wares and merchandise and all other personal property in, on or about the Premises and for injury or death to persons in, on or about the Premises from any cause arising at any time to the fullest extent permitted by law. Notwithstanding the provisions of Section 7.07(b) above, or any other provision of this Lease, in no event shall Lessor be liable (i) for lost profits or other consequential damages arising from any cause or (ii) for any damage which is or could be covered by the insurance Lessee is required to carry under this Lease.

(d) In no event shall either party be liable for any damage which is covered by the insurance the other party is required to carry under this Lease or to the extent it would be covered but for the other party’s failure to carry same.

Section 7.08 Lessor as Party Defendant.

If by reason of an act or omission of Lessee or any of its employees, agents, invitees, licensee, visitors, guests or contractors, Lessor is made a party defendant or a cross-defendant to any action involving the Premises or this Lease, Lessee shall hold harmless and indemnify Lessor from all liability or claims of liability, including all damages, attorney fees and costs of suit.

ARTICLE VIII

DAMAGE OR DESTRUCTION

Section 8.01 Destruction of the Premises.

(a) In the event of a partial destruction of the Premises (i.e., less than fifty percent (50%) of its Rentable Area) during the Lease Term from any cause, Lessor, upon receipt of, and to the extent of, insurance proceeds paid in connection with such casualty and the deductible from Lessee (to the extent Lessee is required to pay such deductible under Article VII) which Lessee shall pay to Lessor within thirty (30) days after demand, shall forthwith repair the same, provided the repairs can be made within a reasonable time under state, federal, county and municipal applicable law, but such partial destruction shall in no way annul or void this Lease, (except as provided in Section 8.01(b) below) provided that Lessee shall be entitled, as of the date Lessee’s use of the Premises is impaired due to such casualty, to a proportionate credit for rent equal to rental income insurance proceeds received by Lessor (or which would have been received by Lessor had Lessor maintained the rental income insurance specified in Subsection 7.01(iii) above) and provided further that Lessee shall repair all damage and destruction to those items as to which Lessee is required to maintain fire and casualty insurance under Section 7.02 above. Lessor and Lessee each shall use diligence in making such repairs within a reasonable time period, subject to the Force Majeure provisions of Section 17.21, in which instance the time period shall be extended accordingly, and this Lease shall remain in full force and effect, with the rent to be proportionately reduced as provided above in this Section. If the Premises are damaged by any peril within twelve (12) months prior to the last day of the Lease Term and, in the reasonable opinion of the Lessor’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within ninety (90) days after the date of such damage Lessor may terminate this Lease on sixty (60) days written notice to Lessee.

(b) If the Premises or any portion of the Project are damaged or destroyed by any cause to the extent of more than thirty-five percent (35%) of their total Rentable Area during the Lease Term, Lessor shall notify Lessee within sixty (60) days after such damage or destruction whether it will repair the same within nine (9) months (subject to the Force Majeure provision of Section 17.21) from the date of such notice. If Lessor states that it will not repair within said nine (9) months (subject to Force Majeure) this Lease shall terminate thirty (30) business days after Lessor gives its notice. In the event of such termination, Lessee shall pay to Lessor all insurance proceeds, if any, received by Lessee as a result of the damage or destruction to the extent allocable to the Alterations installed therein by Lessee with or without the prior written consent of Lessor. If Lessor states that it will repair within said nine (9) months (subject to Force Majeure), Lessor shall, upon receipt of and to the extent of insurance proceeds paid in connection with such casualty and the deductible amount from Lessee (to the extent required to be paid pursuant to Article VII hereof), forthwith conduct the repair and diligently pursue the same to completion, but such destruction shall in no way annul or void this Lease, provided that Lessee shall be entitled, as of the date Lessee’s use of the Premises is impaired due to such casualty, to a proportionate credit for rent equal to rental income insurance proceeds received by Lessor (or which would have been received by Lessor had Lessor maintained the rental income insurance specified in Subsection 7.01(iii) above).

(c) Notwithstanding anything contained to the contrary in this Section 8.01, Lessee shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Lessor of a written notice of election to terminate within thirty (30) days after Lessee receives from Lessor the estimate of the time needed to complete such restoration:

(i) The Premises are damaged by any peril not caused by Lessee and, in the reasonable opinion of Lessor’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within two hundred seventy (270) days after the date of such damage; or

(ii) The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term and, in the reasonable opinion of Lessor’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within ninety (90) days after the date of such damage.

Section 8.02 Waiver of Civil Code Remedies.

Except as is provided for in Section 8.01 above, Lessee hereby expressly waives any rights to terminate this Lease upon damage or destruction to the Premises, including without limitation any rights pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time-to-time, and the provisions of any similar law hereinafter enacted.

Section 8.03 No Abatement of Rentals.

The Base Rent, Additional Rent and other charges due under this Lease shall not be reduced or abated by reason of any damage or destruction to the Premises (but will be subject to credit as provided in Section 8.01(a) and (b) above with respect to rental loss insurance proceeds received or which would have been received had Lessor maintained the rental loss insurance specified in Subsection 7.01(iii) above), and Lessor shall be entitled to all proceeds of the insurance maintained pursuant to Section 7.01 above during the period of rebuilding pursuant to Section 8.01 above, or if the Lease is terminated pursuant to Section 8.01 above, to the extent the insured item in question is or would become the property of Lessor upon the expiration or earlier termination of this Lease. Lessee shall have no claim against Lessor, including, without limitation, for compensation for inconvenience or loss of business, profits or goodwill during any period of repair or reconstruction.

Section 8.04 No Liability for Lessee’s Alterations or Personal Property.

In no event shall Lessor have any liability for, nor shall it be required to repair or restore, any injury or damage to Lessee’s Alterations or personal property or to any other personal property of other in or upon the Premises, Building or Project.

ARTICLE IX

REAL PROPERTY TAXES

Section 9.01 Payment of Taxes.

(a) Subject to Lessee timely paying Lessor Lessee’s Share of the same in advance as provided below, Lessor shall pay all real property taxes, including any escaped or supplemental tax and any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license, fee, charge, excise or imposition (“real property tax”), imposed, assessed or levied on or with respect to the Project by any Federal, State, County, City or other political subdivision or public authority having the direct or indirect power to tax, including, without limitation, any improvement district or any community facilities district, as against any legal or equitable interest of Lessor in the Project or against the Project or any part thereof applicable to the Project for all periods of time included within the Lease Term (as the same may be extended and during any holdover period), as well as any government or private cost sharing agreement assessments made for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies and any tax, fee, charge, imposition or excise described in subsection (b) below. All such payments shall be made by Lessee to Lessor on an estimated basis, as is described in Section 4.04 hereof; provided, however, that, at Lessor’s election, such payments may be made by Lessee directly to the taxing authority pursuant to Section 4.04 hereof no later than thirty (30) days after Lessor’s delivery to Lessee of a statement of the real property tax due (but in no event later than ten (10) days prior to the date such real property taxes would be delinquent), together with a copy of the applicable tax bill except to the extent such amounts are included in estimated real property taxes paid monthly pursuant to Section 4.04(b). Notwithstanding the foregoing, Lessee shall not be required to pay any net income taxes, franchise taxes, or any succession, estate or inheritance taxes of Lessor.

(b) If at anytime during the Lease Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Lessor a tax, fee, charge, imposition or excise on rents under the Lease, the square footage of the Premises or Project, the act of entering into this Lease, or the occupancy of Lessee, or levies or assesses against Lessor any other tax, fee, or excise, however described, including, without limitation, a so-called value added, business license, transit, commuter, environmental or energy tax fee, charge or excise or imposition related to the Project as a direct substitution in whole or in part for, or in addition to, any real property taxes on the Project the same shall be included in real property taxes and Lessee shall pay ten (10) days before delinquency or thirty (30) days after receipt of the tax bill, whichever is earlier, that tax, fee, charge, excise or imposition except to the extent estimated real property taxes are billed and paid monthly and such tax, fee, charge, excise or imposition is included therein. Lessee’s obligation with respect to the aforesaid substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Project were the only property of Lessor.

(c) Lessor shall provide Lessee with copies of all tax and assessment bills on the Premises promptly upon Lessor’s receipt of Lessee’s written request therefor, Lessor shall also promptly provide to Lessee evidence of payment upon Lessor’s receipt of Lessee’s written request therefor.

(d) With respect to taxes and assessments which may lawfully be paid in installments, for the purpose of this Section, real property tax in any period shall include only such portion of the same which is payable within such period and any interest payable thereon computed (whether or not such is the case) as if Lessor had elected to pay the same over the longest period permitted by law.

(e) If Lessor shall obtain any abatement or refund on account of any real property tax as to which Lessee shall have paid payments hereunder, Lessor shall promptly refund to Lessee Lessee’s portion of any such abatement or refund, after deducting there from the reasonable costs and expenses incurred by Lessor in obtaining such abatement or refund.

(f) Real property taxes payable by Lessee hereunder shall not include real property taxes applicable to office/research and development buildings other than Building or the legal parcels on which such other buildings are located, but Lessee shall pay Lessee’s Share of real property taxes applicable to (i) Building (together with the legal parcel on which it is located) and (ii) the Common Area.

Section 9.02 Pro Ration for Partial Years.

If any such taxes paid by Lessee shall cover any period prior to the Commencement Date or after the Expiration Date of the Lease Term, Lessee’s Share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to any extent required. If Lessee shall fail to pay any such taxes, Lessor shall have the right to pay the same in which case Lessee shall repay such amount to Lessor within thirty (30) business days after written demand, together with interest at the Agreed Rate.

Section 9.03 Personal Property Taxes.

(a) Lessee shall pay prior to delinquency all taxes imposed, assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

(b) If any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee within thirty (30) days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

(c) If Lessee shall fail to pay any such taxes, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor with Lessee’s next rent installment together with interest at the Agreed Rate.

ARTICLE X

UTILITIES

Section 10.01 Lessee to Pay.

Lessee shall pay directly to the relevant utility provider prior to delinquency and throughout the Lease Term, all charges for water, gas, heating, cooling, sewer, telephone, electricity, garbage, air conditioning and ventilation, janitorial service, and all other services and utilities supplied to the Premises, including Lessee’s Share of any such services or utilities which are not separately metered for the Premises. Lessor may, at Lessee’s expense, install devices which separately meter Lessee’s consumption of utilities. The disruption, failure, lack or shortage of any service or utility with respect to the Premises, Building or Project due to any cause whatsoever shall not affect any obligation of Lessee hereunder, and Lessee shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all rent due hereunder, all without diminution, credit or deduction, provided that, to the extent the cause is the failure of Lessor to observe or perform an obligation of Lessor, hereunder Lessor shall initiate the cure of such failure immediately after receipt from Lessee of notice of the failure and Lessor shall thereafter diligently prosecute said cure to completion.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.01 Lessor’s Consent Required.

Except as provided in Section 11.02, Lessee shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of Lessee’s interest in this Lease or in the Premises or any part thereof, without Lessor’s prior written consent, which Lessor shall not unreasonably withhold, condition or delay. Lessor shall respond in writing to Lessee’s request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance, subletting or licensing without such consent shall be void, and shall constitute a breach of this Lease. By way of example, but not limitation, reasonable grounds for denying consent include: (i) poor credit history or insufficient financial strength of transferee, (ii) transferee’s intended use of the Premises is inconsistent with the permitted use or will materially and adversely affect Lessor’s interest. Lessee shall reimburse Lessor upon demand for Lessor’s reasonable costs and expenses (including attorneys’ fees, architect fees and engineering fees) involved in renewing any request for consent whether or not consent is granted, not to exceed Seven Thousand Five Hundred Dollars ($7,500).

Section 11.02 Lessee Affiliates.

Lessee may assign or sublet the Premises, or any portion thereof, without Lessor’s consent, to any corporation which controls, is controlled by, or is under common control with Lessee, or to any corporation resulting from the merger or consolidation with Lessee, or to any person or entity which acquires all of Lessee’s stock or all, or substantially all of the assets of

Lessee as a going concern of the business that is being conducted on the Premises (“Affiliate”), provided that said assignee or sublessee assumes, in full, the obligations of Lessee under this Lease, the net worth of the Affiliate is at least equal to the greater of Lessee’s net worth as of the date of this Lease or the net worth of Lessee as of the date of such transfer, Lessee is not released of Lessee’s obligations or liability hereunder and provided further that the use to which the Premises will be put does not materially change. Any such assignment shall not, in any way, affect or limit the liability of Lessee under the terms of this Lease. Any portion of the Premises which is assigned or sublet to an Affiliate of Lessee shall not be included in the calculation of subleased, assigned or transferred Rentable Area for the purposes of Section 11.06.

Section 11.03 No Release of Lessee.

Regardless of Lessor’s consent, no subletting or assignment shall release Lessee of Lessee’s obligation or alter the primary liability of Lessee to pay the rent and to perform all other obligations to be performed by Lessee hereunder. The acceptance of rent by Lessor from any other person shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Lessee or any successor of Lessee, in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said assignee.

Section 11.04 Excess Rent.

In the event Lessor shall consent to a sublease or an assignment, Lessee shall pay to Lessor with its regularly scheduled Base Rent payments, fifty percent (50%) of all sums and the fair market value of all consideration collected or received by Lessee from a sublessee or assignee which are in excess of the Base Rent and Additional Rent due and payable with respect to the subject space pursuant to Article IV for the time period encompassed by the sublease or assignment term, after first deducting: (i) reasonable leasing commissions paid by Lessee with respect to such sublease or assignment, which commissions shall not exceed those which are then being typically charged in the Sunnyvale market for similar sublease transactions, and (ii) legal fees associated with such transfer not in excess of Seven Thousand Five Hundred Dollars ($7,500). The amount of such transfer costs shall be amortized over the term of such sublease for the purposes of this Section 11.04.

Section 11.05 Information to be Provided.

Lessee’s written request to Lessor for consent to an assignment or subletting or other form of transfer shall be accompanied by (a) the name and legal composition of the proposed transferee; (b) the nature of the proposed transferee’s business to be carried on in the Premises; (c) the terms and provisions of the proposed transfer agreement; and (d) such financial and other reasonable information as Lessor may request concerning the proposed transferee.

Section 11.06 Lessor’s Recapture Rights.

(a) Lessor’s Recapture Rights.

Notwithstanding any other provision of this Article 11, in the event that Lessee proposes to sublease or assign or otherwise transfer to any person or entity not an Affiliate of

Lessee any interest in this Lease or the Premises or any part thereof affecting (collectively with all other such subleases, assignments, or transfers then in effect) more than fifty percent (50%) of the square footage of the Rentable Area of the Building (such affected portion of the Rentable Area of the Premises is hereafter designated “Recapture Space”) for more than fifty percent (50%) of the then remaining Lease Term, then Lessor shall have the option to recapture the Recapture Space by written notice to Lessee (“Recapture Notice”) given within ten (10) business days after Lessor receives any notice of such proposed assignment or sublease or other transfer (“Transfer Notice”). A timely Recapture Notice terminates this Lease for the Recapture Space, effective as of the date specified in the Transfer Notice. If Lessor declines or fails timely to deliver a Recapture Notice, Lessor shall have no further right under this Section 11.06 to the Recapture Space unless it becomes available again after transfer by Lessee. Lessor’s recapture rights shall be subject to the rights of any sublessee, assignee or transferee of Lessee set forth in any sublease, assignment or agreement of transfer to which Lessor has consented, but subject to the terms and conditions set forth in Lessor’s consent; any such sublease, assignment or agreement of transfer shall be assigned to Lessor as of the effective date of the recapture.

(b) Consequences of Recapture.

To determine the new Base Rent under this Lease if Lessor recaptures the Recapture Space, the then current Base Rent (immediately before Lessor’s recapture) under the Lease shall be multiplied by a fraction, the numerator of which is the square feet of the Rentable Area retained by Lessee after Lessor’s recapture and the denominator of which is the total square feet of the Rentable Area before Lessor’s recapture. The Additional Rent, to the extent that it is calculated on the Rentable Area of the Premises, shall be reduced to reflect Lessee’s Share based on the Rentable Areas of the Premises retained by Lessee after Lessor’s recapture. This Lease as so amended shall continue thereafter in full force and effect. Either party may require written confirmation of the amendments to this Lease necessitated by Lessor’s recapture of the Recapture Space. If Lessor recaptures the Recapture Space, Lessor shall, at Lessor’s sole expense, construct, paint, and furnish any partitions required to segregate the Recapture Space from the remaining Premises retained by Lessee as well as arrange separate metering of utilities.

ARTICLE XII

DEFAULTS; REMEDIES

Section 12.01 Defaults.

The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

(a) The abandonment of the Premises by Lessee or the commission of waste at the Premises or the making of an assignment or subletting in violation of Article XI, provided however, that Lessee shall not be in default under the Lease if it abandons all or any part of the Premises so long as (i) Lessee is performing all of its other obligations under the Lease, including the obligation to pay Rent (ii) Lessee provides on-site security during normal business hours for those parts of the Premises left vacant, (iii) such abandonment does not materially and adversely affect the validity or coverage of any policy of insurance carried by Lessor or Lessee with respect to the Premises, and (iv) the utilities and heating and ventilation system are operated and maintained to the extent necessary to prevent damage or deterioration to the Premises or its systems;

(b) The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, if such failure continues for a period of five (5) business days after written notice thereof from Lessor to Lessee. In the event that Lessor serves Lessee with a Notice to Pay Rent or Quit in the form required by applicable Unlawful Detainer statutes such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in the Notice shall be five (5) business days rather than the statutory three (3) days;

(c) Lessee’s failure to provide (i) any instrument or assurance as required by Section 7.05 or (ii) estoppel certificate as required by Section 15.01 or (iii) any document subordinating this Lease to a Lender’s deed of trust as required by Section 17.13, if any such failure continues for five (5) business days after written notice of the failure. In the event Lessor serves Lessee with a Notice to Perform Covenant or Quit in the form required by applicable Unlawful Detainer Statutes, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in the Notice shall be five (5) business days rather than the statutory three (3) days;

(d) The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in paragraph (a) (b) or (c) above, if such failure continues for a period of fifteen (15) business days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than fifteen (15) business days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commences such cure within said fifteen (15) business day period and thereafter diligently prosecutes such cure to completion within sixty (60) days of the date of such written notice;

(e) (i) The making by Lessee of any general arrangement or assignment for the benefit of creditors; (ii) the filing by Lessee of a voluntary petition in bankruptcy under Title 11 U.S.C. or the filing of an involuntary petition against Lessee which remains uncontested for a period of sixty days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease and such is not discharged within sixty (60) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease and such is not discharged within sixty (60) days, provided, however, in the event that any provisions of this Section 12.01(e) is contrary to any applicable law, such provision shall be of no force or effect;

(f) The discovery by Lessor that any financial statement given to Lessor by Lessee was materially false; and

(g) The occurrence of a material default and breach by Lessee under any other Lease between Lessee and Lessor (or any affiliate of Lessor) for premises in the Project.

Section 12.02 Remedies.

In the event of any such material default and breach by Lessee, Lessor may at any time thereafter, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default and breach:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means including by way of unlawful detainer (and without any further notice if a notice in compliance with the unlawful detainer statutes and in compliance with paragraphs (b), (c) and (d) of Section 12.01 above has already been given), in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default including, but not limited to, (i) the cost of recovering possession of the Premises including reasonable attorney’s fees related thereto; (ii) the worth at the time of the award of any unpaid rent (including the Excused Base Rent, to the extent permitted pursuant to Section 4.01 hereof) that had been earned at the time of the termination, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iii) the worth at the time at the time of the award of the amount by which the unpaid rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid rent that Lessee proves could reasonably have been avoided, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iv) the worth at the time of the award of the amount by which the unpaid rent for the balance of the Lease Term after the time of the award exceeds the amount of unpaid rent that Lessee proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one per cent (1%), (v) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform obligations under this Lease, including brokerage commissions and advertising expenses to relet the Premises, expenses of remodeling the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant, and (vi) any other amounts, in addition to or in lieu of those listed above, that may be permitted by applicable law.

(b) Maintain Lessee’s right to possession as provided in Civil Code Section 1951.4 in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.

(c) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state of California. Unpaid amounts of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the Agreed Rate.

Section 12.03 Default by Lessor.

Lessor shall not be in default under this Lease unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than ten (10) business days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing, specifying that Lessor has failed to perform such obligation; provided, however, that if the nature of Lessor’s obligation is such that more than ten (10) business days are reasonably required for performance then Lessor shall not be in default if Lessor commences performance within such ten (10) business day period and thereafter diligently prosecutes the same to completion. Lessee waives any right to terminate this Lease or to vacate the Premises on Lessor’s default under this Lease, provided that nothing herein shall be deemed to deny Lessee its rights pursuant to Section 12.01(a) of this Lease. Lessee’s sole remedy on Lessor’s default is an action for damages or injunctive or declaratory relief.

Section 12.04 Late Charges.

Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor’s designated agent within five (5) days after such amount is due and owing, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount every time a late charge is payable during the Lease Term. Notwithstanding the foregoing, Lessor agrees, on a one-time only basis, and during the first twelve (12) months of the Lease Term only, to provide Lessee with written notice of Lessee’s failure to pay any amount due and owing hereunder, and the late charge described in this Section 12.04 shall not be due and owing on that one occasion unless Lessee fails to pay Lessor the amounts past due and owing hereunder within five (5) days after the date of such written notice. Other than that one occasion, if any, during the first twelve (12) months of the Lease Term, the late charge provided for herein shall be payable as otherwise provided for in this Section 12.04. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of rent, then rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding Section 4.01 or any other provision of this Lease to the contrary.

Section 12.05 Lessor’s Right to Perform Lessee’s Obligations.

All obligations to be performed or observed by Lessee under this Lease shall be performed or observed by Lessee at Lessee’s expense and without any reduction of rent. Upon written notice to Lessee (except in the event of an emergency), Lessor may perform or observe any obligation of Lessee which is in default hereunder, without waiving Lessor’s other rights and remedies for Lessee’s failure to perform or observe any obligations under this Lease and without releasing Lessee from any such obligations. Within thirty (30) days after receiving a statement from Lessor, Lessee shall pay to Lessor the amount of expense reasonably incurred by Lessor in performing or observing Lessee’s obligation.

ARTICLE XIII

CONDEMNATION OF PREMISES

Section 13.01 Total Condemnation.

If the entire Premises, whether by exercise of governmental power or the sale or transfer by Lessor to any condemnor under threat of condemnation or while proceedings for condemnation are pending, at any time during the Lease Term, shall be taken by condemnation such that there does not remain a portion suitable for occupation, this Lease shall then terminate as of the date transfer of possession is required. Upon such condemnation, all rent shall be paid up to the date transfer of possession is required, and Lessee shall have no claim against Lessor or the award for the value of the unexpired portion of this Lease Term.

Section 13.02 Partial Condemnation.

If any portion of the Premises is taken by condemnation during the Lease Term, whether by exercise of governmental power or the sale for transfer by Lessor to an condemnor under threat of condemnation or while proceedings for condemnation are pending, this Lease shall remain in full force and effect except that in the event a partial taking (i) is more than twenty percent (20%) of the total square footage of the Premises; or (ii) leaves the Premises unfit for the conduct of the business of Lessee, then Lessee shall have the right to terminate this Lease effective upon the date transfer of possession is required. Moreover, Lessor shall have the right to terminate this Lease effective on the date transfer of possession is required if more than twenty percent (20%) of the total square footage of the Premises or Project is taken by condemnation. Lessee and Lessor may elect to exercise their respective rights to terminate this Lease pursuant to this Section by serving written notice to the other within thirty (30) days after receipt of notice of condemnation. All rent shall be paid up to the date of termination, and Lessee shall have no claim against Lessor for the value of any unexpired portion of the Lease Term. If this Lease shall not be terminated, the rent after such partial taking shall be that percentage of the adjusted Base Rent specified herein, equal to the percentage which the square footage of the untaken part of the Premises, immediately after the taking, bears to the square footage of the entire Premises immediately before the taking. If Lessee’s continued use of the Premises requires alterations and repair by reason of a partial taking, all such alterations and repair shall be made by Lessee at Lessee’s expense, provided that any condemnation award for such alterations and repair shall be paid over to Lessee. Lessee waives all rights it may have under California Code of Civil Procedure Section 1265.130 or otherwise, to terminate this Lease based on partial condemnation.

Section 13.03 Award to Lessee.

In the event of any condemnation, whether total or partial, Lessee shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Lessee for loss of its business fixtures, or equipment belonging to Lessee immediately prior to the condemnation and relocation costs. The balance of any condemnation award shall belong to Lessor (including, without limitation, any amount attributable to any excess of the market value of the Premises for the remainder of the Lease Term over the then present value of the rent payable for the remainder of the Lease Term) and Lessee shall have no further right to recover from Lessor or the condemning authority for any claims arising out of such taking.

ARTICLE XIV

ENTRY BY LESSOR

Section 14.01 Entry by Lessor Permitted.

Lessee shall permit Lessor and its employees, agents and contractors to enter the Premises and all parts thereof (i) upon twenty-four (24) hours notice (or without notice in an emergency), including without limitation, the Building and all parts thereof at all reasonable times for any of the following purposes: to inspect the Premises; to maintain the Premises; to make such repairs to the Premises as Lessor is obligated or may elect to make; to make repairs, alterations or additions to any other portion of the Premises or in connection with the use, maintenance, repair or modification of any existing MPOE in the Building and (ii) upon twenty-four (24) hours notice to show the Premises and post “To Lease” signs for the purposes of reletting during the last twelve (12) months of the Lease Term (provided that Lessee has failed to exercise its option to extend) or extended Lease Term to show the Premises as part of a prospective sale by Lessor or to post notices of nonresponsibility. Lessor shall have such right of entry without any rebate of rent to Lessee for any loss of occupancy or quiet enjoyment of the Premises hereby occasioned.

ARTICLE XV

ESTOPPEL CERTIFICATE

Section 15.01 Estoppel Certificate.

(a) Lessee shall at any time upon not less than ten (10) days’ prior written notice from Lessor execute, acknowledge and deliver to Lessor a statement in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging, if true, that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed and (iii) certifying or acknowledging, if true, such other matters as are requested by any prospective lender or buyer which are reasonably related to the loan or sale transaction. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

(b) Lessee’s failure to deliver such statement within such time shall be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are no uncured defaults in Lessor’s performance, and (iii) that not more than one month’s rent has been paid in advance, if any, and stating whether or not to the actual knowledge of the signer of such certificate Lessee is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this Section 15.01(b) may be relied upon by any prospective assignee of Lessee’s interest in this Lease or any lender or prospective lender (or investor) or purchaser of any interest in Lessee or its assets.

(c) Lessee’s or Lessor’s failure, as the case may be, to timely execute and deliver such statement upon five (5) business additional days written notice from the requesting party advising the other party on the consequences of a non-response, shall constitute an acceptance and an acknowledgment by the other party that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE XVI

LESSOR’S LIABILITY

Section 16.01 Limitations on Lessor’s Liability.

The term “Lessor” as used herein shall mean only the owner or owners at the time in question of the fee title of the Premises. In the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Lessor’s obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns, only during their respective periods of ownership. For any breach of this Lease by Lessor, the liability of Lessor (including all persons and entities that comprise Lessor, and any successor Lessor) and any recourse by Lessee against Lessor shall be limited to the interest of Lessor, and Lessor’s successors in interest, in and to the Project. On behalf of itself and all persons claiming by, through, or under Lessee, Lessee expressly waives and releases Lessor and each member, agent and employee of Lessor from any personal liability for breach of this Lease.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.01 Severability.

The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

Section 17.02 Agreed Rate Interest on Past-Due Obligations.

Except as expressly herein provided, any amount due to either party not paid within five (5) days after such amount is due shall bear interest at the Bank of America prime rate plus two percent (2%) or the maximum amount permitted by law, whichever is lesser (“Agreed Rate”). Payment of such interest shall not excuse or cure any default by Lessee under this Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to the payor by application of the amount of excess interest paid against any sums outstanding in any order that payee requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to the payor by the payee. To ascertain whether any interest payable exceeds the limits imposed, any nonprincipal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

Section 17.03 Time of Essence.

Time is of the essence in the performance of all obligations under this Lease.

Section 17.04 Additional Rent.

Any monetary obligations of Lessee to Lessor under the terms of this Lease shall be deemed to be Additional Rent and Lessor shall have all the rights and remedies for the nonpayment of same as it would have for nonpayment of Base Rent. All references to “rent” (except specific references to either Base Rent or Additional Rent) shall mean Base Rent and Additional Rent.

Section 17.05 Incorporation of Prior Agreements, Amendments and Exhibits.

This Lease (including Exhibits A, B, C, D, E and F and Schedules 1 and 2) contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Lessee hereby acknowledges that neither the Lessor nor any employees or agents of the Lessor has made any oral or written warranties or representations to Lessee relative to the condition or use by Lessee of said Premises and Lessee acknowledges that Lessee assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the Lease Term except as otherwise specifically stated in this Lease. Neither party has been induced to enter into this Lease by, and neither party is relying on, any representation or warranty outside those expressly set forth in this Lease.

Section 17.06 Notices.

(a) Written Notice.

Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in paragraph (b) below and shall be addressed to Lessee or to Lessor at the addresses noted below, next to the signature of the respective parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes, provided that in no event shall Lessee be deemed in default pursuant to Section 12.01(b) hereof if such failure is caused by a change of Lessor’s mailing address and Lessor failed to notify Lessee of such change in address at least thirty (30) days prior to the date on which such payment of Base Rent is due hereunder. A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as

Lessor may from time to time hereafter designate by notice to Lessee, but delay or failure of delivery to such person shall not affect the validity of the delivery to Lessor or Lessee.

(b) Methods of Delivery.

When personally delivered to the recipient, notice is effective on delivery. Delivery to the person apparently designated to receive deliveries at the subject address is personally delivered if made during business hours (e.g. receptionist).

When mailed by certified mail with return receipt requested, notice is effective on receipt if delivery is confirmed by a return receipt.

When delivery by overnight delivery Federal Express/Airborne/United Parcel Service/DHL WorldWide Express with charges prepaid or charged to the sender’s account, notice is effective on delivery if delivery is confirmed by the delivery service.

(c) Refused, Unclaimed or Undeliverable Notices.

Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight delivery service.

Section 17.07 Waivers.

No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provisions. Any consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

Section 17.08 Recording.

Lessee may not record a “short form” memorandum of this Lease.

Section 17.09 Surrender of Possession; Holding Over.

(a) At the expiration or earlier termination of the Lease, Lessee shall remove all of Lessee’s signs (pursuant to Section 17.15) and shall remove all of Lessee’s equipment, trade fixtures, supplies, wall decoration and other personal property from within the Premises, Building and the Common Area and shall vacate, deliver up and surrender to Lessor possession of the Premises and all improvements thereon broom clean and, in as good order and condition as when possession was taken by Lessee, excepting only ordinary wear and tear (wear and tear which could have been avoided by first class maintenance practices and in accordance with industry standards shall not be deemed “ordinary”). Except for such ordinary wear and tear, Lessee shall: (i) repair all damage to the Premises, the interior and exterior of Building and the

Common Area caused by Lessee’s removal of its property, (ii) patch and refinish, to Lessor’s reasonable satisfaction, all penetrations made by Lessee or its agents, contractors, employees or invitees to the roof, floor, interior or exterior walls or ceiling of the Premises and Building, whether such penetrations were made with Lessor’s approval or not, (iii) repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Lessor, (iv) repair all damage caused by Lessee to the exterior surface of Building and to the paved surfaces of the Common Areas and, where necessary, replace or resurface same. Upon expiration or sooner termination of this Lease, Lessor may reenter the Premises and remove all persons and property therefrom. If Lessee shall fail to surrender to Lessor the Premises, Building and the Common Area in the condition required by this paragraph at the expiration or, if sooner terminated, within ten (10) days after sooner termination, of this Lease, Lessor may, at Lessee’s expense, remove Lessee’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Lessee’s expense, independent contractors to perform such work. Lessee shall be liable to Lessor for all costs incurred by Lessor in returning the Premises, Building and the Common Area to the required condition, together with interest thereon at the Agreed Rate from the date incurred by Lessor until paid. Lessee shall pay to Lessor the amount of all costs so incurred (including, without limitation, costs of disposal, storage and insurance) together with interest at the Agreed Rate within five (5) business days from Lessor’s delivery of a statement therefor. If the Premises are not surrendered at the end of the Lease Term, Lessee shall indemnify Lessor against loss or liability resulting from delay by Lessee in so surrendering the Premises, including, without limitation, actual damages for lost rent and with respect to any claims of a successor occupant (provided that such damages shall be reduced by the amount of any holdover rent paid by Lessee pursuant to Section 17.09 (b) below); provided, however, Lessor shall have first informed Lessee in writing that Lessor has entered into an agreement with such a successor occupant and the anticipated commencement date of such succeeding lease, provided that Lessor will have no liability to Lessee for Lessor’s failure to do so.

(b) If Lessee, with Lessor’s prior written consent, remains in possession of the Premises after the expiration of the Lease Term or earlier termination of this Lease and if Lessor and Lessee have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a monthly Base Rent equivalent to one hundred fifty percent (150%) of the greater of: (i) the monthly rental in effect immediately prior to such expiration or (ii) the Fair Market Rent, as determined by Lessor, such payments to be made as herein provided for Base Rent. In the event of such holding over, all of the terms of this Lease, including the payment of Additional Rent all charges owing hereunder other than rent shall remain in force and effect on said month to month basis.

Section 17.10 Cumulative Remedies.

No remedy or election hereunder by Lessor shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity, provided that notice and cure periods set forth in Article XII are intended to extend and modify statutory notice provisions to the extent expressly stated in Section 12.01.

Section 17.11 Covenants and Conditions.

Each provision of this Lease to be observed or performed by Lessee shall be deemed both a covenant and a condition.

Section 17.12 Binding Effect; Choice of Law.

Subject to any provisions hereof restricting assignment or subletting by Lessee and subject to the provisions of Article XVI, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of California and any legal or equitable action or proceeding brought with respect to the Lease or the Premises shall be brought in Santa Clara County, California except for such actions or proceedings as are required by California law to be brought in the County were the subject real property is located.

Section 17.13 Lease to be Subordinate.

Lessee agrees that this Lease is and shall be, at all times, subject and subordinate to the lien of any mortgage, deed of trust or other encumbrances which Lessor may create against the Premises including all renewals, replacements and extensions thereof provided, however, that regardless of any default under any such mortgage, deed of trust or other encumbrance or any sale of the Premises under such mortgage, deed of trust or other encumbrance so long as Lessee is not then in default beyond any applicable cure periods pursuant to the terms hereof, this Lease and Lessee’s possession and rights hereunder shall not be disturbed by the mortgagee or beneficiary or anyone claiming under or through such mortgagee or beneficiary. Lessee shall execute any documents which are commercially reasonable (i.e., of a type customarily executed between lenders and lessees for similar loans and leases) subordinating this Lease within ten (10) business days after delivery of same by Lessor so long as the mortgagee or beneficiary agrees therein that this Lease will not be terminated if Lessee is not in default following a foreclosure. Lessee agrees to attorn to the holder of any such mortgage, deed of trust or other encumbrance upon their foreclosure of such interest without the requirement to execute any additional agreements, provided that Lessee agrees to execute any such agreement required by such lender in order to consummate such an attornment.

Section 17.14 Attorneys’ Fees.

If either party herein brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to recover its reasonable attorney’s fees, expert witness fees and costs as fixed by the Court.

Section 17.15 Signs.

Subject to the terms of this Section 17.15 and the Lease, Lessee may, at Lessee’s sole expense, install signage: (i) on the exterior of the Building, (ii) on thirty-three and one-third percent (33 and 1/3%) of the monument sign for the Project and (iii) install directional signage on the grounds of the Premises and the Common Areas. Lessee shall not place any sign outside the Premises (or visible from outside the Premises) without Lessor’s prior written consent, which consent shall not be unreasonably withheld and subject to Lessee’s obtaining approval by the City of Sunnyvale. Lessee, at its sole cost and expense, after obtaining Lessor’s prior written consent, shall install, maintain and remove prior to expiration of this Lease (or within ten (10)

days after any earlier termination of this Lease) all signage in full compliance with (i) all applicable law, statutes, ordinances and regulations, (ii) all provisions of this Lease concerning Alterations and (ii) Lessor’s signage policy set forth on Exhibit ”C” hereto. Upon the expiration or earlier termination of this Lease, Lessee shall, at Lessee’s sole cost and expense, remove such signs, repair any damage caused by such removal and return the area in which such sign was located to the condition in which it existed prior to the installation of such sign.

Section 17.16 Merger.

The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, or a termination by Lessor, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

Section 17.17 Quiet Possession.

So long as Lessee is not in default beyond any applicable notice and cure period hereunder in observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire Lease Term, subject to all of the provisions of this Lease.

Section 17.18 Easements.

Lessor reserves to itself the right, from time to time, to grant such easements, rights and dedications that Lessor deems necessary or desirable, and to cause the recordation of Parcel Maps and conditions, covenants and restrictions, so long as such easements, rights, dedications, Maps and conditions, covenants and restrictions do not unreasonably interfere with the use of the Premises of parking rights granted hereunder, including access thereto, by Lessee. Lessee shall sign any of the aforementioned or other documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of the Lease to same, upon request of Lessor, and failure to do so within ten (10) business days after a written request to do so shall constitute a material breach of this Lease, provided that Lessor shall reimburse Lessee for Lessee’s reasonable out-of-pocket expenses necessarily incurred in the performance of Lessee’s obligations under this Section 17.18

Section 17.19 Authority.

Each individual executing this Lease on behalf of a corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity in accordance with a duly adopted resolution of the governing group of the entity empowered to grant such authority, and that this Lease is binding upon said entity in accordance with its terms. Upon reasonable request by a party, the other party shall provide the requesting party with a certified copy of its resolution within thirty (30) days after execution hereof, but failure to do so shall in no manner (i) be evidence of the absence of authority or (ii) affect the representation or warranty.

Section 17.20 Force Majeure Delays.

In any case where either party hereto is required to do any act (other than the payment of money), delays caused by or resulting from Acts of God or Nature, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather, or other causes beyond such party’s reasonable control the time during which act shall be completed, shall be deemed to be extended by the period of such delay, whether such time be designated by a fixed date, a fixed time or “a reasonable time.”

Section 17.21 Hazardous Materials.

(a) Definition of Hazardous Materials and Environmental Laws.

“Hazardous Materials” means any (a) substance, product, waste or other material of any nature whatsoever which is or becomes listed regulated or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act (“HMTA”) 49 U.S.C. section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq. (“TSCA”); the Clean Water Act, 33 U.S.C. sections 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code sections 25100, et seq.; the California Hazardous Substances Account Act, Health and Safety Code sections 26300, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code sections 25249.5, et seq.; California Health and Safety Code sections 25280, et seq.; (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code sections 25170.1, et seq.; California Health and Safety Code sections 25501. et seq. (Hazardous Materials Response Plans and Inventory); or the Porter-Cologne Water Quality Control Act, California Water Code sections 13000, et seq., all as amended, or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, but not limited to, response, removal and remediation costs) or standards of conduct or performance concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter may be in effect (collectively, “Environmental Laws”); (b) any substance, product, waste or other material of any nature whatsoever whose presence in and of itself may give rise to liability under any of the above statutes or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance, strict or absolute liability or under any reported decisions of a state or federal court, (c) petroleum or crude oil, including but not limited to petroleum and petroleum products contained within regularly operated motor vehicles and (d) asbestos.

(b) Use of Hazardous Materials.

Except for ordinary office supplies and janitorial cleaning materials which in common business practice are customarily and lawfully used, stored and disposed of in small quantities, in compliance with all applicable Environmental Laws, Lessee shall not cause or permit any Hazardous Materials to be brought upon, kept or used in, on or about the Project by Lessee, its agents, employees, contractors, licensee, guests, visitors or invitees without the prior written consent of Lessor. Lessor shall not unreasonably withhold such consent so long as Lessee demonstrates to Lessor’s reasonable satisfaction that such Hazardous Materials are necessary or useful to Lessee’s business and will be used, kept and stored in a manner that complies with all applicable Environmental Laws. Lessee shall, at all times, use, keep, store, handle, transport, treat or dispose all such Hazardous Materials in or about the Project in compliance with all applicable Environmental Laws. Lessee shall remove all Hazardous Materials used or brought onto the Project during the Lease Term from the Project prior to the expiration or earlier termination of the Lease.

(c) Lessee’s Environmental Indemnity.

Lessee agrees to indemnify and hold Lessor harmless from any liabilities, losses, claims, damages, penalties, fines, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about the Project, and/or subsurface or ground water from an act or omission of Lessee (or Lessee’s successor), its agents, employees, invitees, vendors or contractors.

(d) Lessee’s Obligation to Promptly Remediate.

If the presence of Hazardous Materials on the Premises results from an act or omission of Lessee (or Lessee’s successors), its agents, employees, invitees, vendors, contractors, guests, or visitors results in contamination or deterioration of the Project or any water or soil beneath the Property, Lessee shall promptly take all action necessary or appropriate to investigate and remedy that contamination, at its sole cost and expense, provided that Lessor’s consent to such action shall first be obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Notification.

Lessor and Lessee each agree to promptly notify the other of any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to the Project.

Section 17.22 Modifications Required by Lessor’s Lender.

If any lender of Lessor requests a modification of this Lease that will not increase Lessee’s cost or expense or materially and adversely change Lessee’s rights and obligations hereunder, this Lease shall be so modified and Lessee shall execute whatever documents are required by such lender and deliver them to Lessor within ten (10) business days after the request. Nothing in this Section 17.22 shall require Lessee to execute any modifications of this Lease that would increase the Base Rent, Additional Rent or any other Rent due hereunder, create a Letter of Credit Security obligation, change the Lease Term, affect Lessee’s Options to Renew or Right of First Offer, increase or decrease the size of Premises or create any new indemnification obligations of Lessee.

Section 17.23 Brokers.

Lessor and Lessee each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for Cornish & Carey Commerical and CPS (“Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owning on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Lessor shall pay for the commissions due Brokers pursuant to a separate agreement. The terms of this Section 17.23 shall survive the expiration or earlier termination of the Lease Term.

Section 17.24 Right of First Offer.

(a) Grant.

Subject to the terms of this Section 17.24, Lessor grants to Lessee during the Right of First Offer Term a one-time only right of first offer (“Right of First Offer”) to lease any space which is available for lease in the building located at 410 North Mary Avenue in the Project (“Available Space”). For the purposes of this Section 17.24, such space shall not be deemed available for lease, and this Right of First Offer shall not apply, if the space in question is already leased to a tenant thereof who leases or re-leases such space pursuant to any then-existing or future right to extend the term of its lease or expand the size of its premises agreed upon by Lessor and such tenant.

(b) Term.

The term of the Right of First Offer (“Right of First Offer Term”) shall commence on the Commencement Date of this Lease and shall terminate on June 30, 2007.

(c) Covenants of Lessor.

Subject to the conditions precedent established by subsection (e) below, if at any time during the Right of First Offer Term Lessor decides to offer any Available Space for lease to a bona fide third party, Lessor shall first provide Lessee with a written notice (“Offer Notice”) detailing (a) the rent at which said Available Space is being offered to the third party, (b) the rentable square footage and location thereof, (c) the date the Available Space will become available and (d) all other terms upon which Lessor proposes to lease the Available Space to Lessee.

(d) Exercise of Lessee’s Right of First Offer.

Subject to the conditions precedent established by subsection (e) below, Lessee may exercise Lessee’s Right of First Offer to lease all (but not less than all) of the Available Space described in the Offer Notice by providing Lessor with written notice (“Acceptance Notice”) thereof within five (5) business days of Lessor’s delivery to Lessee of the Offer Notice.

If Lessee does not exercise its Right of First Offer within said five (5) business day period, Lessor shall be relieved of Lessor’s obligation to lease the Available Space mentioned in the Offer Notice to Lessee and the provisions of this Section 17.24 shall not apply to Lessor, except if Lessor, within one hundred twenty (120) days after the date of the Offer Notice, offers the Available Space for the same time period specified in the Offer Notice at a base rent which is less than ninety percent (90%) of the base rent specified in the Offer Notice, Lessor shall first re-offer such space to Lessee with those new terms and Lessee shall have the right to exercise such new Offer Notice within the time period set forth in this Section 17.24(d).

(e) Conditions to Right of First Offer.

Notwithstanding anything to the contrary in this Section 17.24, Lessor shall have no obligation to provide Lessee with an Offer Notice, and Lessee shall have no right to exercise Lessee’s Right of First Offer, if: (i) Lessee is in default either: (a) at the time Lessor seeks to lease the Available Space in question, or at the time Lessee seeks to give Lessor an Acceptance Notice, whichever, is relevant, or (b) upon the date Lessee seeks to take possession of the Available Space referenced in the Offer Notice, (ii) Lessee has assigned this Lease sublet more than twenty-five percent (25%) of the rentable space located in the Premises to a party other than an Affiliate, (iii) Lessee then occupies less than seventy-five percent (75%) of the Premises or (iv) Lessee has received more than three (3) notices of default from Lessor during the Term of this Lease. Lessee’s Right of First Offer shall be personal to Lessee and Lessee’s Affiliate and shall not be transferable with any assignment of this Lease or subletting of the Premises.

(f) Terms for Right of First Offer.

In the event that Lessee exercises Lessee’s Right of First Offer, Lessee’s occupancy of the Available Space taken shall be on all of the same terms and conditions described in the Offer Notice, except that the Base Rent due for the Available Space taken shall be one hundred percent (100%) of the Fair Market Rent (as defined in Section 3.02(b) hereunder) for such Available Space. In such event, Lessee’s Share due hereunder shall also be adjusted accordingly.

(g) Amendment to Lease.

Lessor and Lessee hereby agree to execute an amendment to this Lease (“Lease Amendment”) prior to Lessee’s occupancy of the Available Space in question. The Lease Amendment shall specify, among other things, the Rent, date of occupancy, increase in Lessee’s Share and square footage of the Available Space taken in connection with Lessee’s exercise of Lessee’s Right of First Offer. If Lessee does not execute such a Lease Amendment within fifteen (15) business days after the date on which it provides Lessor with the Acceptance Notice, then, at Lessor’s option, Lessee’s rights hereunder shall be void and terminated, but, otherwise, a valid exercise of Lessee’s Right of First Offer shall be fully effective, whether or not such amendment is executed.

Section 17.25 Telecommunications Equipment.

Lessee may install, or cause a carrier, vendor or other operator selected by Lessee and acceptable to Lessor to install, maintain and operate microwave dishes no greater than 6 feet in diameter and such other equipment as listed on Exhibit “F” attached hereto (collectively, the “Telecommunications Equipment”) on a site (the “Site”) located on the roof of the Building with Lessor’s prior written consent, which consent shall not be unreasonably withheld.

(a) Conditions. Without limiting the generality of the foregoing, Lessor may condition its consent on (1) Lessor’s approval or designation of the pathway for any line, cable, wire or conduit; and (2) the installation by Lessee, at its sole cost and expense, of a structural platform and/or access walkway to protect the roof from damage from the placement of and access to the Telecommunications Equipment installed on the roof. Any installation, maintenance, operation, alteration, repair or replacement of Telecommunications Equipment by or for Lessee shall be subject to all of the requirements and provisions of this Lease, including the terms and conditions of Section 6.03 Alterations. Lessor may also require that any such work, including work on or involving the roof (and including, without limitation, any roof penetrations approved by Lessor), be performed, at Lessee’s cost, by a contactor designated or approved by Lessor. In addition, if Lessor determines that the riser or telecommunications closet space in the Building is inadequate to accommodate any Telecommunications Equipment proposed by Lessee along with the existing and/or future needs of other occupants and users of the Building, Lessor may condition Lessor’s approval of Lessee’s Telecommunications Equipment on the construction of additional riser or telecommunications closet space as designated by Lessor at Lessee’s expense. Lessor may require that Lessee, or the carrier or operator, as applicable, enter into a telecommunications access agreement on Lessor’s standard form prior to any installation of Telecommunications Equipment.

(b) Government Approvals. If Lessee installs any Telecommunications Equipment, Lessee shall do so at its sole cost and expense, and Lessee shall obtain, at its sole cost and expense, any and all permits, authorizations and certificates, including, without limitation, zoning variances or changes, as may be required with respect to such Telecommunications Equipment from all governmental agencies. Lessor agrees to reasonably cooperate with Lessee to obtain same if required by applicable governmental agencies; provided, however, that Lessor shall not be obligated to incur any costs or accept the imposition of any zoning change or use restrictions affecting the Building or Buildings.

(c) Noninterference. Telecommunications Equipment installed or operated by or for Lessee shall not interfere with the operations (including, without limitation, transmissions or reception) of any other Telecommunications Equipment located in the Building or buildings

(d) Indemnity. Lessee shall repair any damage caused by Lessee’s installation, maintenance, operation, alteration, repair or replacement of Telecommunications Equipment, and shall indemnify, protect, defend and hold Lessor harmless from any and all claims, liabilities, damages or expenses (collectively, the “Claims”) associated therewith, including, without limitation: (i) any Claims by other lessees of The Building or Buildings or other third parties that Lessee’s installation, maintenance, operation, alteration, repair or replacement of Telecommunications Equipment has caused interference or interruption with the operation of other Telecommunications Equipment; and (2) any voiding of or other effect that Lessee’s installation, maintenance, operation, alteration, repair or replacement of Telecommunications Equipment may have on any warranty with respect to the roof or other portions of the Building or Buildings. Lessor shall not be liable for any damage to or interference with Lessee’s business or any loss of income from Lessee’s business, or for loss of or damage to Lessee’s Telecommunications Equipment caused by or resulting from any damage to or interference with, or operation of Lessee’s Telecommunications Equipment, including, without limitation, maintenance, operation, alteration, repair or replacement of other Telecommunications Equipment in the Building or Buildings, whether by or for Lessor, other lessees of the Building or Buildings, or other third parties, and Lessee waives all Claims against Lessor for the same, except that Lessor shall indemnify, protect, defend and hold Lessee harmless from all Claims (but in no event lost profits or other consequential damages) to the extent arising out of or in connection with the gross negligence or willful acts of Lessor or its agents, employees, or representatives. Lessor’s approval of Lessee’s installation of any Telecommunications Equipment shall not constitute a representation that any Telecommunications Equipment will function effectively in or on the Building or the Buildings.

Section 17.26 List of Exhibits

EXHIBIT A:	Real Property Legal Description, Site Plan, and Building Elevations

EXHIBIT B:	Memorandum of Commencement of Lease Term

EXHIBIT C:	Signage Exhibit

EXHIBIT D:	Rules and Regulations

EXHIBIT E:	Work Letter Agreement

EXHIBIT F:	Telecommunications Equipment to be Installed by Lessee

LESSOR AND LESSEE EACH HAS CAREFULLY READ AND HAS REVIEWED THIS LEASE AND BEEN ADVISED BY LEGAL COUNSEL OF ITS OWN CHOOSING AS TO EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOWS ITS INFORMED AND VOLUNTARY CONSENT THERETO. EACH PARTY HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS AND CONDITIONS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

[SIGNATURES TO CONTINUE ON FOLLOWING PAGE]

Executed at Sunnyvale, California, as of the reference date.

LESSOR:		ADDRESS:

Mary Avenue Office LLC, a California limited liability company		c/o Jay Paul Company 350 California Street, Suite 1905 San Francisco, California 94104-1432
By:	MAO Management, Inc., a California corporation

By:
Jay Paul, President and Secretary

LESSEE:		ADDRESS:

Blue Coat Systems, Inc., a Delaware corporation

Name:

Its:

Date:

Name:

Its:

Date:

EXHIBIT A

to

MARY AVENUE OFFICE LLC

LEASE

to

BLUE COAT SYSTEMS, INC.,

a Delaware corporation

LESSEE

for

PREMISES

at

420 North Mary Avenue

Building

Sunnyvale, California

REAL PROPERTY LEGAL DESCRIPTION,

SITE PLAN

REAL PROPERTY in the City of Sunnyvale, County of Santa Clara, State of California, part of Rancho Pastoria de las Borregas, described as follows:

PARCEL 3, so designated and delineated on the Parcel Map recorded November 30, 1988 in Book 593 of Maps, pages 44 and 45, Santa Clara County Records.

APN: 165-32-007

ARB: 1 63-30-X9, X10

A-1

A-2

EXHIBIT B

to

NORTH MARY AVENUE OFFICE, LLC

LEASE

to

BLUE COAT SYSTEMS, INC.,

a Delaware corporation

as

LESSEE

for

PREMISES

at

420 North Mary Avenue

Building

Sunnyvale, California

MEMORANDUM OF

COMMENCEMENT OF LEASE TERM

Pursuant to Article III, Section 3.01, paragraph (a) of the above-referenced Lease, the parties to said Lease agree to the following:

The Commencement Date of the Lease              and the Lease Term commenced on said date. The Expiration Date for the initial Lease Term is                     .

The date for commencement of Base Rent for the Premises [(subject to the Excused Base Rent)]                 .

The date for commencement of Additional Rent, including, without limitation, Operating Expenses is                 .

The total Rentable Area of the Premises is an agreed 116,586 rentable square feet.

Each person executing this Memorandum certifies that he or she is authorized to do so on behalf of and as the act of the entity indicated. Executed as of                                  , 2005, at Sunnyvale (Santa Clara County), California.

420 MARY AVENUE OFFICE LLC a California limited liability company		BLUE COAT SYSTEMS, INC., a Delaware corporation

By:	MAO Management, Inc., a California corporation, its sole managing member	By:

(Type or print name)

	By:	Its:
	Jay Paul, President & Secretary	By:
(Type or print name)
Its:

B-1

EXHIBIT C

to

MARY AVENUE OFFICE, LLC

LEASE

to

BLUE COAT SYSTEMS INC.,

a Delaware corporation

as

LESSEE

for

PREMISES

at

420 North Mary Avenue

Building

Sunnyvale, California

SIGNAGE EXHIBIT

SIGNAGE POLICY

SINGLE TENANT BUILDINGS

Each tenant of a single tenant Building will be permitted (subject to compliance with Section 17.15 of the Lease) to place one sign on the existing monument signs located near the entrance to the Project to be located near the entrance to the parking lot associated with the Building (“Monument”). The exact size, design, color, location and materials of the Monument, and of the Lessee’s sign on the Monument, will be determined by Lessor in its sole and absolute discretion, provided that Lessor will not unreasonably withhold its consent to a tenant sign which employs a design and color commonly used by such tenant for marketing purposes so long as it fits within the space allocated by Lessor, and so long as it is in keeping with the overall design scheme of the Project. Each such tenant will also be permitted (subject to compliance with Section 17.15 of the Lease) to place one sign on the exterior surface of the Building. Lessor reserves the right to allow different or additional signage anywhere in the Project, provided that, so long as Lessor may lawfully do so, Lessor will not reduce the size of space allocated on the Monument to a size smaller than that permitted as of the commencement date of the Lease, unless the size of the premises subject to the lease decreases from its size as of the lease commencement date or unless Lessor provides alternate signage of reasonably equivalent visibility. All signs shall comply with all applicable government laws and regulations.

C-1

EXHIBIT “D”

To

MARY AVENUE OFFICE, LLC

LEASE

to

BLUE COAT SYSTEMS, INC.,

a Delaware corporation

For

PREMISES

at

420 N. Mary Avenue

Building

Sunnyvale, California

RULES AND REGULATIONS

1. Subject to any different use of the exterior portion of the Premises to which Lessor consents, as provided in the Basic Lease Provisions, Lessee and Lessee’s employees shall not in any way obstruct the sidewalks, entry passages, pedestrian passageways, driveways, entrances and exits to the Project or the Building, and they shall use the same only as passageways to and from their respective work areas.

2. Any sash doors, sashes, windows, glass doors, lights and skylights that reflect or admit light into the Common Area of the Project shall not be covered or obstructed by the Lessee. Water closets, urinals and wash basins shall not be used for any purpose other than those for which they were constructed, and no rubbish, newspapers, food or other substance of any kind shall be thrown into them. Lessee shall not mark, drive nails, screw or drill into, paint or in any way deface the exterior walls, roof, foundations, bearing walls or pillars without the prior written consent of Lessor, which consent may be withheld in Lessor’s sole discretion. The expense of repairing any breakage, stoppage or damage resulting from a violation of this rule shall be borne by Lessee.

3. No awning or shade shall be affixed or installed over or in the windows or the exterior of the Premises except with the consent of Lessor, which may be withheld in Lessor’s discretion.

4. No boring or cutting for wires shall be allowed, except with the consent of Lessor, which consent may be withheld in Lessor’s sole discretion.

5. Lessee shall not do anything in the Premises, or bring or keep anything therein, which will in any way increase or tend to increase the risk of fire or the rate of fire insurance or which shall conflict with the regulations of the fire department or the law or with any insurance policy on the Premises or any part thereof, or with any rules or regulations established by any administrative body or official having jurisdiction, and it shall not use any machinery therein, even though its installation may have been permitted, which may cause any unreasonable noise, jar, or tremor to the floors or walls, or which by its weight might injure the floors of the Premises.

6. If Lessee shall require extra heavy equipment, Lessee shall notify Lessor of such fact and shall pay the cost of structural bracing to accommodate it. All damage done to the Premises or Project by installing, removing, or maintaining extra heavy equipment shall be repaired at the expense of Lessee.

7. Lessee and Lessee’s officers, agents and employees shall not make nor permit nor suffer any loud, unusual or improper music or other noises on or about the Premises which emit sound from the Premises, nor interfere in any other way with other tenants at the Project or those having business with them, nor bring into or keep within the Project any animal or bird or any vehicle (other than bicycles of employees or bicycles held for sale as merchandise), except such vehicle as Lessor may from time to time permit.

8. No machinery of any kind not commonly used for computer hardware laboratory purposes will be allowed in the Premises without the written consent of Lessor. This shall not apply, however, to customary office equipment or trade fixtures or package handling equipment.

9. All freight must be moved into, within and out of the Premises only during such hours and according to such regulations as may be posted from time to time by Lessor.

10. No aerial shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the written consent of Lessor. Any aerial so installed without such written consent shall be subject to removal without notice at any time. Lessor may withhold consent in its sole discretion.

11. All garbage, including wet garbage, refuse or trash shall be placed by the Lessee in the receptacles provided by the Lessor for that purpose and only during those times prescribed by the Lessor.

12. Lessee shall not burn any trash or garbage at any time in or about the Premises or any area of the Project.

13. Lessee shall observe all security regulations issued by the Lessor and comply with instructions and/or directions of the duly authorized security personnel for the protection of the Project and all tenants therein.

14. Any requirements of Lessee will be considered only upon written application to Lessor at Lessor’s address set forth in the Lease.

15. No waiver of any rule or regulation by Lessor shall be effective unless expressed in writing and signed by Lessor or its authorized agent.

16. Lessor reserves the right to exclude or expel from the Project any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of the law or the rules and regulations of the Project.

17. Lessor reserves the right at any time to change or rescind any one or more of these rules or regulations or make such other and further reasonable rules and regulations as in Lessor’s judgment, may from time to time be necessary for the operation, management, safety, care and cleanliness of the Project and the Premises, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants of the Project. Lessor shall not be responsible to Lessee or to any other person for the non-observance or violation of the rules and regulations by any other tenant or other person. Lessee shall be deemed to have read these rules and have agreed to abide by them as a condition to its occupancy of the Premises.

18. Lessee shall abide by any additional rules or regulations which are ordered or requested by any governmental or military authority.

19. In the event of any conflict between these rules and regulations, or any further or modified rules and regulations from time to time issued by Lessor, and the Lease provisions, the Lease provisions shall govern and control.

20. Lessor specifically reserves to itself or to any person or firm it selects, (i) the right to place in and upon the Project (excluding the interior of the Premises), coin-operated machines for the sale of cigarettes, candy and other merchandise or service, and (ii) the revenue resulting therefrom.

EXHIBIT “E”

To

MARY AVENUE OFFICE, LLC

LEASE

to

BLUE COAT SYSTEMS, INC.,

a Delaware corporation

For

PREMISES

at

420 N. Mary Avenue

Building

Sunnyvale, California

WORK LETTER AGREEMENT FOR LESSEE IMPROVEMENTS

AND INTERIOR SPECIFICATION STANDARDS

This Work Letter Agreement (“Work Letter”) shall set forth the terms and conditions relating to the construction of Lessee Improvements within the Premises. This Work Letter is essentially organized chronologically and is intended to address the issues of the construction of Lessee Improvements at the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “the Lease” shall mean the relevant portions of the above referenced Lease to which this Work Letter is attached as Exhibit “E,” and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Work Letter. “Lessor” herein shall have the same meaning as “Lessor” in the Lease and “Lessee” herein shall have the same meaning as “Lessee” in the Lease.

SECTION I

DELIVERY OF THE BASE BUILDING

1.1 Delivery by Lessor. On the Lease Commencement Date, following the full execution and delivery of the Lease and this Work Letter by Lessor and Lessee, Lessor shall deliver the Building to Lessee, and Lessee shall accept the Building from Lessor in accordance with the terms and conditions of the Lease including, without limitation, Sections 5.02 (a) and 5.03.

SECTION 2

LESSEE IMPROVEMENTS

2.1 Lessee to Construct. At Lessee’s sole cost and expense, Lessee shall construct certain interior improvements in conformance with the Approved Working Drawings described below (“Lessee Improvements”) and subject to all the terms and conditions of the Lease and this Agreement. Lessee Improvements are estimated to be completed by September 1, 2005, the Commencement Date, and said Commencement Date shall not be extended, except by force majeure or a delay caused by Lessor under this Work Letter.

2.2 Lessee Improvement Allowance. Lessor shall provide a lessee improvement allowance (the “Allowance”) in the amount of One Million One Hundred Sixty-Five Thousand Eight Hundred and Sixty Dollars ($1,165,860) to be used by Lessee solely for retrofitting the Premises pursuant to those certain plans and specifications therefor dated 4/13/05, as such plans and specifications are ultimately approved as the Final Space Plan (as defined below). The Allowance shall be used towards the costs of Lessee Improvement Allowance Items (defined below) and Lessor shall be under no obligation to fund costs relating to equipment, including, without limitation, screening or viewing equipment, trade fixtures, moving expenses and other personal property, but costs for telecommunications, security, data, alarm systems and equipment which is an integral part thereof (and wiring and cabling therefore) shall be included in Lessee Improvement Allowance Items. In no event shall Lessor be obligated to make disbursements of Lessor’s funds pursuant to this Work Letter in a total amount which exceeds the cost of the Lessee Improvement Allowance Items. All such improvements shall be subject to all of the terms of this Exhibit E. The Allowance must be used on or before June 30, 2006 or any unused portion of the Allowance shall be waived and forfeit as to Lessee. Also, if the actual cost of such improvements is less than the amount of the Allowance, the unused portion of the Allowance shall be forfeited by Lessee.

2.3 Disbursement of the Lessee Improvement Allowance.

2.3.1 Lessee Improvement Allowance Items. Except as otherwise set forth in this Work Letter (and subject to Lessor’s obligations under Section 5.04 of the Lease), the Lessee Improvement Allowance shall be disbursed by Lessor (pursuant to Lessor’s disbursement process as described below) for costs of the demolition, design and construction of the Lessee Improvements, including the following items and costs (collectively, the “Lessee Improvement Allowance Items”):

2.3.1.1 payment of fees of the “Architect,” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter and any fees paid by Lessee to a project manager and other construction and/or design consultants as well as all other reasonable, actual and documented out-of-pocket costs reasonably expended by Lessor or Lessee in connection with the construction of the Lessee Improvements;

2.3.1.2 the payment of plan check, permit and license fees relating to construction of the Lessee Improvements;

2.3.1.3 the cost of construction of the Lessee Improvements, including, without limitation, contractor’s fees and general conditions, costs of materials and services, testing and inspection costs, costs of trash removal, demolition, utility hook-up charges, hoist fees, parking fees and utilities usage;

2.3.1.4 the cost of any changes (which are not Lessor obligations under Sections 5.04 or 6.01 of the Lease) to the Construction Drawings or Lessee Improvements required by the applicable laws;

2.3.1.5 sales and use taxes, gross receipts taxes and Title 24 fees; and

2.3.1.6 the cost of supplemental furniture for the Premises, provided that such furniture is of a quality similar to or greater than the quality of the Furniture described in Schedule 1 to the Lease, even if the design of such furniture differs from that of the Furniture.

2.3.2 Disbursement of the Lessee Improvement Allowance. During the design and construction of the Lessee Improvements, Lessor shall make monthly disbursements of the Lessee Improvement Allowance for Lessee Improvement Allowance Items for the benefit of Lessee and shall authorize the release of monies for the benefit of Lessee pursuant to the disbursement process set forth below. On or before the twenty-fifth (25th) day of each month (a “Submittal Date”), Lessee shall deliver to Lessor: (i) an application and certification for payment of the “Contractor,” as that term is defined in Section 4.1 of this Work Letter (or reimbursement to Lessee if Lessee has already paid the Contractor or other person or entity entitled to payment) or Lessee, as applicable, showing the schedule, by trade of percentage of completion of the Lessee Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) appropriate executed progress mechanics’ lien releases which comply with the applicable provisions of California Civil Code Section 3262(d), and unconditional releases (with respect to payments previously made); and (iii) other information and documentation reasonably requested in good faith by Lessor. On or before the date occurring fifteen (15) days after the Submittal Date, and assuming Lessor receives all of the information described in items (i) through (iii), above, Lessor shall deliver a check to Lessee made payable to Lessee or if Lessee elects, to the Contractor, subcontractor, Architect, Engineer or consultant designated by Lessee for payment. Notwithstanding the foregoing, with respect to fees and expenses of the Architect or Engineers or any other pre-construction items for which the payment scheme set forth in items (i) and (ii) of the immediately preceding sentence is not applicable but which fees, expenses and items are expressly included in Subsection 2.3.1 (above) as “Lessee Improvement Allowance Items” (collectively, the “Non-Construction Allowance Items”), Lessor shall make disbursements of the Lessee Improvement Allowance therefore on a monthly basis following Lessor’s receipt of invoices and other reasonable evidence that Lessee has incurred the cost for the applicable Non-Construction Allowance Items, (unless Lessor has received a preliminary notice in connection with such costs, in which event conditional lien releases must be submitted in connection with such costs) and such other information and documentation reasonably required by Lessor.

2.4 Lessee Improvement Specifications. Lessor has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Lessee Improvements in the Premises. The Specifications are set forth on Schedule One hereto. The quality of Lessee Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Lessee Improvements shall comply with certain Specifications as designated by Lessor. Lessor may make changes to the Specifications from time to time which changes shall not be retroactive.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Preparation of Drawings. Lessee shall retain an architect/space planner reasonably approved by Lessor (the “Architect”) and engineering consultants reasonably approved by Lessor (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, sprinkler and any other work to be conducted in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be referenced collectively as the “Construction Drawings.” All Construction Drawings shall comply with drawing format and specifications determined by Lessor, and shall be subject to Lessor’s reasonable approval, which Construction Drawings shall contain the information listed on Schedule Two attached hereto. Lessee and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Lessee and Architect shall be solely responsible for the same, and Lessor shall have no responsibility in connection therewith. Lessor’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Lessor’s review of the same, or obligate Lessor to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Lessor or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor’s space planner, architect, engineers, and consultants, Lessor shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Lessee’s waiver and indemnity set forth in Section 7.07(a) of the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Lessee shall supply Lessor with four (4) copies signed by Lessee of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Lessor may request clarification or more specific drawings for special use items not included in the Final Space Plan. Lessor shall advise Lessee within five (5) business days after Lessor’s receipt of the Final Space Plan for the Premises if the same is reasonably unsatisfactory or incomplete in any respect. If Lessee is so advised, Lessee shall cause the Final Space Plan to be revised to correct any deficiencies or other matters Lessor may reasonably require and submit the revised Final Space Plan to Lessor for its approval no later than five (5) business days after Lessor delivers its advice. If Lessor makes any objections to the Final Space Plan, and provided such objections are reasonable, Lessee shall revise the Final Space Plan and cause such objections to be remedied in the revised Final Space Plan. Within two (2) business days after Lessor receives the revised Final Space Plan, Lessor shall approve or reasonably disapprove such revised Final Space Plan. This procedure shall be repeated until the Final Space Plan is finally approved by Lessor and written approval has been delivered to and received by Lessee. Lessor’s failure to advise timely shall be deemed approval.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Lessor, Lessee shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Lessor and Lessee, Lessee shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings with complete specifications in a form which is complete to allow subcontractors to bid on all of the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit to Lessor for Lessor’s approval, four (4) copies signed by Lessee of such Final Working Drawings. Lessor shall advise Lessee within seven (7) business days after Lessor’s receipt of the Final Working Drawings for the Premises if the same is reasonably unsatisfactory or incomplete in any respect. If Lessee is so advised, Lessee shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Lessor in connection therewith and submit the revised Final Working Drawings to Lessor no later than seven (7) business days after Lessor delivers its advice. If Lessor makes any objections to the Final Working Drawings, and provided such objections are reasonable, Lessee shall revise the Final Working Drawings and cause such objections to be remedied in the revised Final Working Drawings. Within two (2) business days after Lessor receives the revised Final Working Drawings, Lessor shall approve or reasonably disapprove such revised Final Working Drawings. This procedure shall be repeated until the Final Working Drawings is finally approved by Lessor and written approval has been delivered to and received by Lessee. Lessor’s failure to advise timely shall be deemed approval.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Lessor (the “Approved Working Drawings”) prior to the commencement of construction of the Lessee Improvements by Lessee. After approval by Lessor of the Final Working Drawings, Lessee shall submit the same to the City of Sunnyvale for all applicable building permits. Lessee hereby agrees that neither Lessor nor Lessor’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Lessee’s responsibility; provided, however, that Lessor shall cooperate with Lessee in a timely manner in executing permit applications and performing other ministerial acts reasonably necessary to enable Lessee to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Lessor, which consent may not be unreasonably withheld, conditioned or delayed.

SECTION 4

CONSTRUCTION OF THE LESSEE IMPROVEMENTS

4.1 Lessee’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Lessee to construct the Lessee Improvements pursuant to a written construction contract (“Construction Contract”). Such general contractor (“Contractor”) shall be selected by Lessee subject to Lessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed provided that such contractor is a California licensed contractor with a successful track record of constructing first class Lessee improvements in first class office buildings and has never been involved in a material dispute with Lessor. Notwithstanding anything herein to the contrary, Lessor hereby agrees not to withhold Lessor’s consent to the use of either OPI Construction, McLarney Construction or Rudolph & Sletten as the Contractor.

4.1.2 Lessee’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Lessee (such subcontractors, laborers, materialmen, and suppliers, to be referred to collectively with the Contractor as “Lessee’s Agents”) must be approved in writing by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. If Lessor does not approve any of Lessee’s proposed subcontractors, laborers, materialmen or suppliers, Lessee shall submit other proposed subcontractors, laborers, materialmen or suppliers for Lessor’s written approval. Notwithstanding the foregoing, Lessee shall retain subcontractors of good reputation with the requisite skills, qualifications and experience in connection with any work to be performed in the Premises.

4.2 Construction of Lessee Improvements by Lessee’s Agents.

4.2.1 Construction Contract, Cost Budget. Within two (2) business days of its execution by Lessee and Contractor, Lessee shall deliver a copy of the Construction Contract and the budget for the construction of the Lessee Improvements.

4.2.2 Lessee’s Agents.

4.2.2.1 Lessor’s General Conditions for Lessee’s Agents and Lessee Improvement Work. Lessee’s and Lessee’s Agent’s construction of the Lessee Improvements shall comply with the following: (i) the Lessee Improvements shall be constructed in accordance with the Approved Working Drawings; and (ii) Lessee shall abide by and cause all of Lessee’s Agents to abide by all rules made by Lessor’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other Lessees, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Lessee Improvements. Lessee shall reimburse Lessor within ten (10) business days after demand, for all costs of repair and cleanup incurred by Lessor for damage to the Project, the Premises, the Building or any contents thereof (including, without limitation Furniture) caused by Lessee or Lessee’s Agents or debris, litter or other materials or matter left within the premises at any time.

4.2.2.2 Indemnity. Lessee’s indemnity of Lessor as set forth in Section 7.07(a) of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Lessee or Lessee’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Lessee’s non-payment of any amount arising out of the Lessee Improvements and/or Lessee’s disapproval of all or any portion of any request for payment. Such indemnity by Lessee, as set forth in Section 7.07(a) of the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Lessor’s performance of any ministerial acts reasonably necessary (i) to permit Lessee to complete the Lessee Improvements, and (ii) to enable Lessee to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3 Requirements of Lessee’s Agents. Each of Lessee’s Agents shall guarantee to Lessee and for the benefit of Lessor that the portion of the Lessee Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Lessee’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Lessee Improvements, and/or Building, and/or Furniture and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Lessee Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Lessor and Lessee, as their respective interests may appear, and can be directly enforced by either. Lessee covenants to give to Lessor any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. Lessee’s Contractor shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Lessee as set forth in Section 7.04 of the Lease.

4.2.2.4.2 Special Coverages. Lessee shall carry “Builder’s All Risk” insurance in an amount approved by Lessor covering the construction of the Lessee Improvements, and such other insurance as Lessor may require, it being understood and agreed that the Lessee Improvements shall be insured by Lessee pursuant to Section 7.02 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Lessor including, but not limited to, the requirement that all of Lessee’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in Section 7.05 of the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Lessor before the commencement of construction of the Lessee Improvements and before the Contractor’s equipment is moved onto the Project. All such policies of insurance must contain a provision that the company writing said policy will give Lessor thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Lessee Improvements are damaged by any cause during the course of the construction thereof, Lessee shall immediately repair the same at Lessee’s sole cost and expense. Lessee’s Agents shall maintain all of the foregoing insurance coverage in force until the Lessee Improvements are fully completed and accepted by Lessor. All policies carried under this Section 4.2.2.4 shall insure Lessor and Lessee, as their interests may appear, as well as Contractor and Lessee’s Agents. All insurance, except Workers’ Compensation, maintained by Lessee’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Lessor and that any other insurance maintained by Lessor is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Lessor by Lessee under Section 4.2.2.2 of this Work Letter.

4.2.3 Governmental Compliance. The Lessee Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Lessor. Lessor shall have the right to inspect the Lessee Improvements at all reasonable times, provided however, that Lessor’s failure to inspect the Lessee Improvements shall in no event constitute a waiver of any of Lessor’s rights hereunder nor shall Lessor’s inspection of the Lessee Improvements constitute Lessor’s approval of the same. Should Lessor reasonably disapprove any portion of the Lessee Improvements, Lessor shall notify Lessee in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Lessor of, the Lessee Improvements shall be rectified by Lessee at no expense to Lessor, provided however, that in the event Lessor determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Lessee Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other Lessee’s use of such other Lessee’s leased premises, Lessor may take such action as Lessor deems reasonably necessary, at Lessee’s expense and without incurring any liability on Lessor’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Lessee Improvements until such time as the defect, deviation and/or matter is corrected to Lessor’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Lessee shall hold periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Lessee Improvements. Lessee shall provide Lessor with reasonable advance written notice of all such meetings to enable Lessor’s representative to attend and participate.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Lessee Improvements, Lessee shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Lessor upon such recordation. If Lessee fails to do so, Lessor may execute and file the same on behalf of Lessee as Lessee’s agent for such purpose, at Lessee’s sole cost and expense. At the conclusion of construction, (i) Lessee shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of mylar “as-built” drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) deliver to Lessor two (2) printed sets and one (1) electronic set in CAD format on CD of such record drawings within sixty (60) days following issuance of a final permit accepting the work of Lessee Improvements or similar final sign-off, and (ii) Lessee shall deliver to Lessor a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1 Lessee’s Representative. Lessee has designated                              as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Lessee as required in this Work Letter.

5.2 Lessor’s Representative. Lessor has designated                              as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Work Letter.

5.3 Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Lessor, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Lessor.

5.4 Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if any material default as described in Section 12.01 of Lease or failure by Lessee to timely observe or perform an obligation under this Work Letter has occurred at any time on or before the substantial completion of the Lessee Improvements, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease, Lessor shall have the right to cause Contractor to cease the construction of the Lessee Improvements (in which case, Lessee shall be responsible for any further delay in the substantial completion of the Lessee Improvements caused by such work stoppage), and (ii) all other obligations of Lessor under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Lessee shall be responsible for any delay in the substantial completion of the Lessee Improvements caused by such inaction by Lessor), and (iii) the date on which payment of Base Rent is to commence under the Lease shall not be affected.

5.5 Lessee’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Lessee shall conduct their activities in and around the Project, the Premises, the Building or any contents thereof (including, without limitation Furniture) in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Project and the Premises.

5.6 Change Orders. No material changes, modifications or alterations in the Approved Working Drawings in the Lessee Improvement work pursuant thereto (collectively referred to as “Change Orders”) shall be made by Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessor will respond to Lessee’s submission of all requests for Change Orders for Lessor approval within three (3) business days from Lessor’s actual receipt. All requests for Change Orders shall be made in writing. Once approved in writing, such Change Orders shall become a part of the Approved Working Drawings. Without limiting the foregoing, a Change Order shall be automatically deemed “material” if such Change Order exceeds Thirty Thousand Dollars ($30,000) in cost or if it could affect any of the Building systems or structure.

5.7 Assumption of the Risk. Lessee accepts, assumes and shall be solely responsible for all risks for the construction and installation of the Lessee Improvements other than for risks resulting from the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents, contractors or subcontractors.

5.8 No Partnership. Nothing in this Agreement shall cause Lessor and Lessee to be partners or joint venturers.

5.9 Hazardous Materials. If the construction of the Lessee Improvements or Lessee’s move into the Premises will involve the use of Hazardous Materials, Lessee shall comply with Lessor’s rules and regulations concerning such Hazardous Materials.

SCHEDULE ONE

TO

EXHIBIT E

TO

MARY AVENUE OFFICE, LLC

LEASE

TO

BLUE COAT SYSTEMS, INC.

a Delaware corporation

as

LESSEE

for

PREMISES

at

420 N. Mary Avenue

Sunnyvale, California 94086

INTERIOR SPECIFICATION STANDARDS

ABBREVIATED BUILDING STANDARDS

Note: The Lessee Improvements shall be Class “A” and, their quality must be at a minimum, per the following standards:

GENERAL OFFICE

CUSTOM CABINETRY

SCOPE: All materials and labor for the construction and installation of Cabinetry and all related accessories per WIC Standards.

A.	Trade Standards: Woodworking Institute of California (WIC) latest edition Section 15 and 16 for plastic laminated casework and plastic laminated countertops. Color of plastic laminate to be selected by Architect.

B.	All cabinetry to be constructed to “Custom-Grade” Specifications. Cabinetry to be flush overlay construction.

C.	Plastic Laminate: High Pressure thermoset laminated plastic surfacing material to equal or surpass NEMA LD3, Nevamar, WilsonArt or approved equal.

1.	Countertops, shelf-tops, splashes, and edges: Grade GP 50, 0.050 inches thick.

2.	All other exposed vertical surfaces: Grade GP 28, 0.028 inches thick.

3.	Semi-exposed backing sheet: Grade CL 20, 0.020 inches thick.

4.	Concealed backing sheet: Grade BK 20, 0.020 inches thick.

D.	Adhesives: Bond surfaces to Type 11 as recommend by Plastic Laminate Manufacturer.

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E.	Hinges: Heavy-duty concealed self-closing hinges. Amount of hinges per Door per WIC. Stanley or approved equal.

F.	Door and Drawer Pulls: Wire-pull with 4-inch centers; Dull Chrome finish; Stanley 4483 or approved equal.

G.	Drawer slides: Heavy-duty grade with ball-bearings. Stanley, Klein, or approved equal.

H.	Door Catches: Heavy-duty commercial friction type.

1.	Recessed Adjustable Shelf Standards: Aluminum or zinc-plated recessed type; Knape & Vogt with clips or approved equal.

I.	Base and Wall Cabinets including doors: 3/4-inch thick medium density particleboard:

1.	Conceal all fastenings.

2.	Provide clear spaces as required for mechanical and electrical fittings.

3.	Plastic laminate and self-edge all shelves.

4.	Provide 3/4-inch thick doors and drawer faces.

5.	Unless indicated otherwise, all shelving to be adjustable.

6.	Provide back and ends on all cabinets.

7.	All exposed cabinet faces to be plastic-laminated.

J.	Countertops and Shelving: 3/4-inch thick medium density particleboard. Backsplash to be 3/4 inches thick, glued and screwed into top with scribed edges. Joints in countertop to be not closer than 24 inches from sinks. Joints shall be shop fitted, splined, glued and mechanically fastened.

K.	Installation of Cabinetry shall be per WIC instructions, Custom Grade.

WOOD DOORS

SCOPE: All materials and labor necessary for the installation of Wood Doors, required accessories and preparations for hardware.

A.	Non-rated Wood Doors: 1-3/4 inch thick, flush, solid core, plain sliced Birch veneer with Birch edge. Cores may be either of the following: Glued block Hardwood Core per NWMA or Particleboard Core per NWMA. Manufacturer: Algoma, Weyerhaeuser, or approved equal.

B.	Fire-rated Wood Doors: 1-3/4 inch thick, flush, solid core, plain sliced Birch face veneer with Birch Edge with mineral core per rating. Manufacturer: Algoma, Weyerhaeuser, or approved equal. Doors shall have a permanent UL label.

C.	Vision Panels (where applies): Fire rated vision panel where required. Set in square metal stop to match metal doorstops as provided by doorframe manufacturer.

D.	Doors shall be 8’- 0” x 3’-0” leafs typical.

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ALUMINUM DOOR AND WINDOW FRAMES

SCOPE: All materials and labor necessary for the installation of Aluminum Door Frames.

A.	Frame Manufacturers: Raco, or Ragland Manufacturing Company, Inc.

B.	Door Frames: Non-rated and 20-minute label, Raco “Trimstyle” frame with Trim 700 (3/8 inch by 1- 1/2 inch) with no exposed fasteners.

C.	Finish, Door and Window Frame Extrusions, Wall Trim:

1.	Painted and oven-cured with “Duralaq” finish.

2.	Color: Clear.

3.	Finish shall meet or exceed requirements of AAMA Specifications 603.

4.	Coat inside of frame profile with bituminous coating to a thickness of 1/16 inch where in contact with dissimilar materials.

DOOR HARDWARE

SCOPE: All materials and labor for the installation of all Door Hardware, locksets, closers, hinges, miscellaneous door hardware.

A.	Swinging Door Lockset and Cylinder: Schlage “L” series with lever handle with 6 pin cylinder.

B.	Keyway: Furnish blank keyways to match existing master-key system. Match existing keyways.

C.	Finishes: Satin Chrome, 626 finish. Paint closers to match.

D.	Kickplates: 16 gauge stainless steel; 10 inches high: width to equal door width less 2 inches.

HARDWARE SCHEDULE

Hardware Group A (Typical, rated, single door)

1	Lockset	Schlage	L9050PD
1-1/2 pair	Butt Hinges	Hager	BB1279
1	Closer	Norton	700 Series
1	Stop	Quality	331-E (332 @ carpet)
1	Smoke Seal	Pemko	S88W

Hardware Group B (Typical, rated, closet/service door)

1	Lockset	Schlage	L9080PD
1-1/2 pair	Butt Hinges	Hager	BB1279
1	Closer	Norton	700 Series w/ hold-open
1	Stop	Quality	331-(3 (332 @ carpet)
1	Smoke Seal	Pemko	S88W

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Hardware Group C (Typical, non-rated door)

1	Lockset	Schlage	L9050PD
1-1/2 pair	Butt Hinges	Hager	BB1279
1	Stop	Quality	331-ES (332 @ carpet)

Hardware Group D (Typical, non-rated, closet/service door)

1	Lockset	Schlage	L9080PD
1-1/2 pair	Butt Hinges	Hager	BB1279
1	Stop	Quality	331-ES (332 @ carpet)

Hardware Group E (Card-access door)

1	Electric Lockset	Schlage	L9080PDGU
1-1/2 pair (2 pr @ 8’ door)	Butt Hinges	Hager	BB1279 - NRP
1	Electric Butt	Hager	ETW
1	Closer	Norton	700 Series w/ hold-open
1	Stop	Quality	331-ES (332 @ carpet)

Hardware Group F (Typical, double door)

1	Electric Lockset	Schlage	L9050PD
3 pair	Butt Hinges	Hager	BB1270
1	Auto Flush Bolt	Glyn Johnson	FB-8
1	Dustproof Strike	Glyn Johnson	DP2
2	Closer	Norton	7700 Series
2	Stop	Quality	331-ES (332 @ carpet)
1	Astragal	Pemko	355CS
1	Coordinator	Glyn Johnson	COR-2
1	Smoke Seal	Pemko	S88W

GLAZING

SCOPE: All materials and labor for the installation of Glass.

A.	Manufacturers: PPG Industries, or Viracon, Inc. See glazing schedule below.
B.	Shop prepares all glazing. Edges to have no chips or fissures.
C.	Glazing Materials:

1.	Safety Glass: ASTM C1048, fully tempered with horizontal tempering, Condition A uncoated, Type 1 transparent flat, Class 1 clear, Quality q3 glazing select, conforming to ANSI Z97.1.

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2.	Mirror Glass: Clear float type with copper and silver coating, organic overcoating, square polished edges, 1/4-inch thick.

4.	Wire Glass: Clear, polished both sides, square wire mesh of woven stainless steel wire 1/2 inch x 1/2 inch grid; 1/4 inch thick.

4.	Tempered Glass: 1/4 inch thick, no tong marks. UL rated for 1 -hour rating.

5.	Spacers: Neoprene.

6.	Tape to be poly-iso-butylene.

D.	Schedule:

1.	Type A: 1/4-inch thick mirror, annealed, heat strengthened, or full tempered as required.

2.	Type B: 1/4 inch thick clear float glass, annealed, heat strengthened, or full tempered as required.

3.	Type C: 1/4-inch thick wire glass plate, square pattern “Baroque.”

LIGHT GAUGE METAL FRAMING

SCOPE: All materials and labor necessary for the installation of metal framing and related accessories.

A.	Structural Studs: 14 gauge punched channel studs with knurled screw-type flanges, prime-coated steel. Manufacturer: United States Gypsum SJ or approved equal. Submit cut-sheet of material.

B.	Partition Studs: 20 gauge studs with key-hole shaped punch-outs at 24 inches on center. Manufacturer: United States Gypsum ST or approved equal.

C.	Fasteners for Structural Studs: Metal screws as recommended by metal system manufacturer. Weld at all structural connection points.

D.	Reinforce framed door and window openings with double studs at each jamb (flange-to-flange and weld) and fasten to runners with screws and weld. Reinforce head with 14 gauge double stud same width as wall. Screw and weld.

E.	Provide all accessories as required to fasten metal-framing per manufacturers recommendations.

F.	Provide and install flat-strapping at all structural walls (walls with concrete footings beneath the walls). Minimum bracing shall be 25 % of structural walls shall be braced with flat-strapping per Manufacturers recommendations. Weld at all strap ends and at all intermediate studs.

G.	Provide foundation clips at 4’-0” on center at structural walls. Anchor with 1/2 inch diameter by 10 inch long anchor bolts.

H.	Non-structural interior partitions shall be anchored with power-driven fasteners at 4’-0” on center at the concrete slab.

5

ACOUSTIC CEILING SYSTEM

SCOPE: All materials and labor for the installation of the Acoustic Ceiling System including T-Bar system, Acoustic Ceiling Panels, Suspension wiring and fastening devices and Glued-down Ceiling Panels.

A.	Manufacturer: Armstrong, or approved equal. Exposed T-bar system; factory painted; steel construction; rated for intermediate duty.

D.	Acoustical Tile: “Second Look”, conforming to the following:

1.	Size: 24 x 48 inches.

2.	Thickness: 3/4 inches.

3.	Composition: Mineral.

4.	NRC Range: .55 to .60.

5.	STC Range: 35 to 39.

6.	Flame Spread: ASTME84,0-25. UL Label, 25 or under.

7.	Edge: Tegular, Lay-in.

8.	Surface Color: White.

9.	Surface Finish: Factory-applied washable vinyl latex paint.

G.	Installation to be per ASTM C636 structural testing. Lateral support for each 96 square feet of ceiling flared at 45 degrees in 4 directions.

H.	Provide clips for panel uplift restraints at all panels, 2 per panel.

GYPSUM WALLBOARD

SCOPE: Provide all materials and labor for the installation of Gypsum Wallboard including all accessories and finishes.

A.	Standard Gypsum Wallboard: ASTM C36;. Ends square cut, tapered edges.

B.	Fire Resistant Gypsum Wallboard: ASTM C36, 5/8 inches thick Type X. Ends square cut, tapered edges. See Drawings for locations.

C.	Moisture-resistant gypsum wallboard: ASTM C630-90.

D.	Joint-reinforcing Tape and Joint Compound: ASTM C475, as manufactured by or recommended by wallboard manufacturer. Minimum 3 coat application for a smooth finish.

E.	Corner Bead: Provide at all exposed outside corners;

F.	L-shaped edge trim: Provide at all exposed intersections with different materials.

G.	All work shall be done in accordance with the USG recommended method of installation.

1.	Finish: smooth.

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PAINTING

A.	Paint Manufacturers: ICI, Dunn-Edwards Corporation, Kelly Moore.

B.	Paint colors shall be selected by the Architect.

C.	Painting Schedule: Provide for 4 different color applications

1.	P-1: “Field”. Color to be selected.

2.	P-2: “Accent”. Color to be selected.

3.	P-3: “Accent”. Color to be selected.

4.	P-4: “Accent”. Color to be selected.

D.	Interior Gypsum Wallboard:

1.	Primer: Vinyl Wall Primer/Sealer.

2.	1 stand 2nd Coat: Eggshell Acrylic Latex.

E.	Metal Framing:

1.	Primer: Red Oxide, shop-primed (for non-galvanized) if exposed.

F.	Wood Work, Wood Doors:

1.	Two coats of transparent finish. Sand lightly between coats with steel wool.

INSULATION

A.	R-15 in exterior walls.

B.	R-25 on Roof.

C.	Sound batts in conference, restroom and lobby walls.

ROOF EQUIPMENT

A.	Stainless steel mechanical platform and associated access stairs and guard rail system.

B.	EIFS roof screen to match detail of exterior GFRC Panel.

FULL HEIGHT GLAZED PARTITION

A.	¼” glazed partition, in building standard aluminum frame.

FINISHES

A.	Vinyl Composite Tile: Armstrong stonetex, 12” x 12”.

7

B.	Resilient Base: Burke rubber wall base, 4” top set or cove, as appropriate for VCT or carpet.

C.	Window Coverings: Miniblinds, Levelor, color: TBD.

D.	Carpet:

Option 1:	Designweave, Windswept Classic 30 oz. (Direct glue installation) or equal.
Option 2: (cut pile) Upgrade	Designweave, Tempest Classic 32 oz. (Direct glue installation) or equal.
Option 3: (cut pile) Upgrade	Designweave, Sabre Classic, 38 oz. (Direct glue installation) or equal.

KITCHEN FIXTURES

A.	Sink: Ekkay stainless steel, GECR-2521-L&R, 20 gauge, 25”w x 21 ¼” D x 5 3/8” D, ADA compliant.

B.	Kitchen Faucet: American Standard, Silhouette Single control, #4205 series, spout 9 ¾”.

KITCHEN APPLIANCES

A.	Dishwasher:

Option 1:	GE GSD463DZWW, 24’W x 24 ¾” D x 34-35” H, 9 gallons/wash.
Option 2:	Bosch, SHU5300 series, 5.4 gallons/wash-with water heater.

B.	Refrigerator:

Full Size:	GE, “S” series top-mount, TBX16SYZ, 16.4 cubic feet, recessed, recessed handles, 28” W x 29 1/8” D x 66 ¾” H, white, optional factory installed ice-maker.

Under-counter:

Option 1:	U-Line, #29R, 3.5 cubic feet, white.
Option 2:	U-Line, Combo 29FF, Frost Free with factory installed icemaker, 2.1 cubic feet, white.

C. Microwave:	GE, Spacemaker II JEM25WY, Midsize, 9 cubic feet, 800 watts, 23 13/16” W x 11 13/16”D x 12 5/16” H.

Option 1:	Under counter Mounting Kit, #4AD19-4.
Option 2:	Accessory Trim Kit # JXB37WN, 26 1/8” W X 18 1/4” H (built-in application).

8

D. Garbage Disposal:	ISE #77, ¾” horsepower.

E. Water Heater:	To be selected by DES.

PUBLIC SPACES

FRONT BUILDING LOBBY

Walk Off Matts:	Design Materials, Sisel, Calcetta #68. Natural, 100% coir.

Floor Tile:	3/8” x 18” x 18” Stone or Marble set in mortar bed in recessed slab as approved by Owner.

Transition Strips:	5/16” x 1 ½” x random length strips, cherry wood flooring.

Corridor Carpeting:	Carpet over pad, Atlas, New Vista or as approved by Owner.

Lobby Ceiling:	Suspended gypsum board ceiling, Painted.

Building Lobby:	Akarl shades hanging #J1-9 ¾” x 5’-2” or equal as approved

Pendant Fixture	by owner.

Stairs &	P & P Railing, Modesto with custom cherry guard rail

Mezzanine Railing:	Rep: Oliver Capp (805) 241-8810. Hand and guard railing P & P Railings, Modesto stainless steel railing with horizontal spirals and custom cherry guard rail cap by others, fittings dark gray metallic or equal as approved by Owner.

BACK BUILDING LOBBY & EMERGENCY STAIRS

Walk Off Matts:	Design Materials, Sisal, Calcutta #68, Natural, 100% coir.

Treads & Landings:	Carpet covered concrete, as approved by Owner.

Stringers, Risers	Painted steel stringer, eggshell finish & Handrails enamel.

Ceiling:	Suspended gypsum board ceiling.

ELEVATORS

Cars:	(1) 3800 lb, (1) 3500 lb 150 ft/min by Otis.

Elevator Doors:	Stainless Steel.

9

Elevator Interior Paneling:	Cherry veneer with stainless steel reveals and railing.

Elevator Floor:	Slate 3/8” x 18” x 18” tile as approved by Owner.

RESTROOMS

Counter tops:	Stone/marble or equal as approved by Owner.

Walls at Lavatories:	Eggshell finish, latex paint, Benjamin Moore.

Floor at Toilets:	2” x 2” matte porcelain ceramic floor tiles, thin set, Dal-tile.

Walls at Toilets:	2” x 2” matte porcelain ceramic floor tiles, thin set, Dal-tile.

Ceiling:	Suspended gypsum board ceiling.

Toilet compartments:

A.	Manufactured floor-anchored metal toilet compartments and wall-hung urinal screens.

B.	Approved Manufacturer, Global Steel Products Corp, or approved equal.

C.	Toilet Partitions: Stainless Steel finish.

D.	Hardware: Hinges: Manufacturer’s standard self-closing type that can be adjusted to hold door open at any angle up to 90 degrees. Latch and Keeper: Surface-mounted latch unit, designed for emergency access, with combination rubber-faced door strike and keeper. Coat Hook: Combination hook and rubber-tipped bumper. Door Pull: Manufacturer’s standard.

Ceramic Tile

A.	Manufacturer: Dal-Tile or approved equal.

B.	Size: 4-1/4” x 4-1/4” for walls, 8 x 8 for floors, ¾” liner strip as accent.

C.	Glaze: Satin glaze for walls, unglazed tile for floors.

D.	Color: As selected by Architect.

E.	Accessories: Base, corners, coved cap and glazed to match.

F.	Wall and floor installation: per applicable TCA.

G.	Waterproof Membrane: Chloraloy or approved equal.

H.	Tile Backer Board: 1/2 inch thick wonderboard.

I.	Grout: Commercial Portland Cement Grout; Custom Building Products or approved equal.

J.	Mortar: Latex-Portland cement mortar; Custom Building Products or approved equal.

RESTROOM:

Toilet:	Kohler/American Standard, commercial quality.

Urinal:	Kohler/American Standard, commercial quality.

Lavatory:	Kohler/American Standard, undercounter.

Lavatory Faucet:	Kroin handicap lavatory faucet #HV1LH, polished chrome.

Soap Dispenser Counter:	Bobrick, 8226, Lavatory mounted for soaps, 34 fl oz.

Toilet accessories:

A.	Manufacturer: Bobrick Washroom Equipment, or approved equal.

B.	Schedule: Model numbers used in this schedule are Bobrick (134) unless otherwise noted.

C.	Combination Paper Towel Dispenser/Waste Receptacle: Recessed, Model B-3944, one per restroom #7151 and 7152, and two per restroom #7050 and 7061.

D.	Feminine Napkin Vendor: Recessed, combination napkin/tampon vendor, Model B-3500, with 25 cent operation, one per each women’s toilet room.

E.	Soap Dispenser: Lavatory mounted dispenser, Model B-822, one per each lavatory.

F.	Toilet Paper Dispenser: Surface-mounted, Model JRT, JR Escort, “In-Sight” by Scott Paper Company, one per stall.

G.	Toilet Seat Cover Dispenser: Recessed, wall-mounted, Model B-301, one per stall.

H.	Sanitary Napkin Disposal: Recessed, wall-mounted, Model B-353, one per each women’s handicapped and odd stall.

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I.	Sanitary Napkin Disposal: Partition-mounted, Model B-354 (serves two stalls).

J.	Grab Bars: Horizontal 36”, B6206-36: 42”, B62-6-42: one per each handicapped stall.

K.	Mop/Broom Holders: B223-24 (one per janitor closet).

L.	Paper Towel Dispensers: Recessed mounted, Model B-359, one at side wall adjacent to sink.

LESSEE CORRIDORS

Walls:	Eggshell finish, latex paint, Benjamin Moore.

Floors:	Level loop carpet over pad with 4” resilient base as approved by Owner.

Ceiling:	24” x 24” x ¾” thick fine fissured type mineral fiber, Armstrong Cirus acoustical tile (beveled regular edge) in a 24” x 24” Donn Fineline suspended grid, white finish.

Water Fountain:	Haws Model #1114 Stainless Steel #4.

Cross Corridor	3’-6” x full height, 20 minute rated, pocket assembly,

Smoke Detector:	on magnetic hold opens.

Corridor	Carpyen “Berta” 35cm x 33 cm, engraved curved opaque glass,

Wall Sconce	2 x 7-9W, #G-23.or equal as approved by owner.

ELECTRICAL

A.	50 foot candles at working surface.

B.	3 Bulb 2x4 parbolic fixtures.

C.	½ 20 Amp circuit for each hard wall office.

D.	Electrical Devices: Recessed wall mounted devices with plastic cover plate. Color: white, multi-gang plate 80400 Series duplex wall outlets.

E.	Telephone/Data Outlets: Recessed wall mounted, Standard 2x4 wall box with ¾” EMT conduit from box to sub out above ceiling walls pull string, cabling, terminations and cover-plates, color: white, provided by Lessee’s vendor. Lessee shall furnish telephone backboard.

12

F.	Light Switches: Dual level rocker type, mounted at standard locations, with plastic cover plate, 5325-W cover plate single switch B0401-W, double switch B0409-W. Decors by Leviton, colors: white, and will comply with Title 24 Energy Codes. Decors by Leviton.

MECHANICAL

A.	VAV Reheat system – design/build. Each floor to have a minimum of thirty zones. Provide reheat boxes on all zones on top floor and at all exterior zones on lower floor. System shall meet T-24 for ventilation. Design shall be for 73 deg. Ambient interior temperature and 2 ½ watts per sq. ft. min.

FIRE SPRINKLER SYSTEM

As required by NFPA & factory mutual standard hazard, seismically braced.

END

13

SCHEDULE TWO

TO

EXHIBIT E

TO

MARY AVENUE OFFICE, LLC

LEASE

TO

BLUE COAT SYSTEMS, INC.

a Delaware corporation

as

LESSEE

for

PREMISES

at

420 N. Mary Avenue

Sunnyvale, California 94086

CONSTRUCTION DRAWINGS REQUIREMENTS

I.	Floor Plans Showing:

1.	Location and type of all partitions.

2.	Location and type of all doors. Indicate hardware and provide keying schedule.

3.	Location and type of glass partitions, windows, and doors. Indicate framing and reference full-height partitions.

4.	Locations of telephone equipment room.

5.	Critical dimensions necessary for construction, with indication of required clearances.

6.	Location and types of all electrical items: outlets, switches, telephone outlets and lighting.

7.	Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation, including heat output.

8.	Location, weight per square foot, and description of any heavy equipment or filing system.

9.	Requirements for special air-conditioning or ventilation.

10.	Location and type of plumbing.

11.	Location and type of kitchen equipment.

1

12.	Location, type and color of floor covering, wall covering, paint and finishes.

II.	Details Showing

1.	All millwork with verified dimensions of all equipment to be built in.

2.	Corridor entrance.

3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the plans, Lessee’s engineer will design all support or bracing required at Lessee’s expense.

III.	Additional Information

1.	Provide Lessor with Title 24 energy calculations.

2

Schedule 1

Existing Furniture Inventory and Furniture Layout

ITEM DESCRIPTION	Floor 1	Floor 2	Floor 3
CONFERENCE ROOMS
Conference Tables		11	11
Nienkamper “Vox” Meeting Table
Table top - cherry; leg finish - silver; grommet - aluminium
Conference Seating		85	85
Keilhauer #9323 “Simple” Conference Room Chair
Seat Uph: Corrente; Color Onyx
Back Uph: Mesh; Color Sandstone
Frame finish: Charcoal Black

WORKSTATIONS/PRIVATE OFFICE FURNITURE
Workstations - Vitra		130	130
C-K Workstations, storage walls, screens
Knoll Fabric - Progression Calcium; Basket Draft:
Pewter; Progression Basil
Printer Fax Stations			0
Peter Pepper Wheelies Large A/V Media Cart
Natural Anodized Alumium
Interior Finish: Cool Grey Melamine
Exterior Finish: Soft White
Private Offices - Vitra		21	21
Transform Private Office
Transform Work Wall - Wilsonart Natural Beech
Silver Powder Coat
Tacable back panel - Knoll Progression: Calcium
Ellipse Table - Wilsonart D3060; polished chrome
Task Seating		152	152
Knoll Life Chair
Suspension Back Fabric - Eclipse (Black)
Seat Topper Knit Fabric - Eclipse (Black)
Base and Casters - Grey
Private Office Guest Chairs		42	42
Izzy Gracie Side Chair
Finish - V02 Walnut; Frame GR03 Silver

BREAKROOM FURNITURE
Breakroom Table - HPL			0
Laminate: Wisonart Ming Gold D422-60
Legs: Nickel; Self edge
Keilhauer #4501 “Gym” Chair, Armless		20	20
Seat: Frost, Base: Nickel
Tag: Breakroom Seating

SOFT SEATING AREAS
Steelcase Sweeper Chairs - Lounge		20	20
without wheels, mulit fabric
Steelcase - TS Table Oval - Coffee		5	5
basic - sterling; top surf: 2313 Natural
Oval Table Top - HPL		3	3
laminate - Nevamar s-2-84T
Self edge; legs turnstone smoke legs - silver
Steelcase Sweeper Chairs - Guest Armless		12	12
frame: silver; shell - natural
uph: special fabric - Knoll

BUILDING LOBBY
Giulio Bench - Ebony - Design Within Reach	1
Theater Armchair - Camel - Design Within Reach	4

3

4

5

6

Schedule 2

Approximate Location of Blue Coat Visitors Parking

410
420
430

410-430 N. Mary Ave, Sunnyvale ▨ TENATIVE PARKING